Exhibit 2.5

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

ANGEL STUDIOS, INC.,

ANGEL TUTTLE MERGER SUB, LLC,

TUTTLE TWINS SHOW, LLC

and

DANIEL HARMON, AS UNITHOLDER REPRESENTATIVE

November 14, 2025

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Page

ARTICLE 1DEFINITIONS AND CONSTRUCTION2

Section 1.1Definitions2

Section 1.2Construction15

ARTICLE 2THE MERGER16

Section 2.1The Merger16

Section 2.2Effective Time16

Section 2.3Effects of the Merger16

Section 2.4Certificate of Formation and Limited Liability Company Agreement16

Section 2.5Manager16

Section 2.6Officers17

Section 2.7Subsequent Actions17

Section 2.8Treatment of Company Units and Merger Sub Membership Interests17

Section 2.9Surrender and Payment Procedures18

Section 2.10No Rights in Surviving Company18

Section 2.11Withholding18

Section 2.12Tax Consequences19

Section 2.13Transfer Tax19

Section 2.14Escheat19

Section 2.15Closing Statement20

ARTICLE 3CLOSING20

Section 3.1Closing20

Section 3.2Closing Deliveries20

Section 3.3Closing Payments23

ARTICLE 4REPRESENTATIONS AND WARRANTIES OF THE COMPANY23

Section 4.1Organization and Good Standing23

Section 4.2Authority and Enforceability; Required Vote24

Section 4.3No Conflict24

Section 4.4Capitalization and Ownership25

Section 4.5Financial Statements26

-i-

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(continued)

Page

Section 4.6Books and Records26

Section 4.7Accounts Receivable26

Section 4.8No Undisclosed Liabilities27

Section 4.9Absence of Certain Changes and Events27

Section 4.10Assets29

Section 4.11Real Property29

Section 4.12Intellectual Property30

Section 4.13Material Contracts32

Section 4.14Tax Matters34

Section 4.15Employee Benefit Matters38

Section 4.16Employment and Labor Matters40

Section 4.17Environmental, Health and Safety Matters42

Section 4.18Compliance with Laws, Judgments and Governmental Authorizations43

Section 4.19Legal Proceedings44

Section 4.20Customers and Suppliers44

Section 4.21Product and Service Warranty44

Section 4.22Product Liability44

Section 4.23Insurance45

Section 4.24Data Security Requirements45

Section 4.25Relationships with Affiliates45

Section 4.26Brokers or Finders46

Section 4.27SEC Filings46

Section 4.28Disclosure46

ARTICLE 5REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MERGER SUB46

Section 5.1Organization and Good Standing46

Section 5.2Authority and Enforceability47

Section 5.3Issuance of Shares47

Section 5.4Availability of Funds47

Section 5.5No Conflict47

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(continued)

Page

Section 5.6Litigation48

Section 5.7Ownership and Operation of Merger Sub48

Section 5.8SEC Filings48

Section 5.9Registration Statement48

ARTICLE 6COVENANTS49

Section 6.1Access and Investigation49

Section 6.2Operation of the Business of the Company49

Section 6.3Consents and Filings; Reasonable Efforts49

Section 6.4Notification; Disclosure Schedule Delivery50

Section 6.5No Negotiation50

Section 6.6Expenses51

Section 6.7Confidentiality51

Section 6.8Public Announcements51

Section 6.9Financial Statements51

Section 6.10Privileges51

Section 6.11Company Member Approval; Notification; and Representations52

Section 6.12Closing Consideration Schedule52

Section 6.13Employee Matters53

Section 6.14Company Transaction Expenses; Company Change in Control Obligations54

Section 6.15Tax Matters54

Section 6.16280G Payments55

Section 6.17Preparation of Registration Statement56

Section 6.18Further Actions57

Section 6.19Indemnification of Officers and Managers57

ARTICLE 7CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE57

Section 7.1Conditions to the Buyer’s Obligation57

Section 7.2Conditions to the Company’s Obligation59

Section 7.3Condition to Each Party’s Obligation59

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(continued)

Page

ARTICLE 8TERMINATION AND AMENDMENT60

Section 8.1Termination Events60

Section 8.2Effect of Termination60

ARTICLE 9INDEMNIFICATION61

Section 9.1Survival61

Section 9.2Indemnification61

Section 9.3Claims for Indemnification63

Section 9.4Limitations on Liability64

Section 9.5Adjustment to Closing Merger Consideration65

ARTICLE 10GENERAL PROVISIONS65

Section 10.1Unitholder Representative65

Section 10.2Notices67

Section 10.3Amendment68

Section 10.4Waiver68

Section 10.5Entire Agreement68

Section 10.6Assignment and Successors69

Section 10.7Severability69

Section 10.8Exhibits and Schedules69

Section 10.9Interpretation69

Section 10.10Governing Law69

Section 10.11Remedies and Specific Performance69

Section 10.12Jurisdiction70

Section 10.13Waiver of Jury Trial70

Section 10.14Counterparts70

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made as of November 14, 2025, by and among Angel Studios, Inc., a Delaware corporation (the “Buyer”), Angel Tuttle Merger Sub, LLC, a Delaware limited liability company and a wholly owned Subsidiary of the Buyer (the “Merger Sub”), Tuttle Twins Show, LLC, a Utah limited liability company (the “Company”), and Daniel Harmon, an individual (the “Unitholder Representative”).

RECITALS

WHEREAS, the board of directors of the Buyer, the manager of Merger Sub and the managers of the Company have each determined that it would be advisable and in the best interests of their respective stockholders and members, as applicable, for the Buyer to acquire the Company upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the acquisition of the Company will be effected through a merger of the Merger Sub with and into the Company (the “Merger”) in accordance with the Delaware Limited Liability Company Act (the “Delaware Act”) and the Utah Revised Uniform Limited Liability Company Act (the “Utah Act”), with the Merger Sub continuing as the Surviving Company in the Merger as a wholly-owned Subsidiary of the Buyer;

WHEREAS, for federal income tax purposes (and any comparable provision of state or local Law), it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code (and any comparable provisions of state or local Law), and this Agreement is intended to be, and by executing this Agreement is adopted as, a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code;

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each issued and outstanding Company Unit (as defined below) will be converted into the right to receive the Closing Merger Consideration (as defined below);

WHEREAS, the managers of the Company have unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the terms and conditions of this Agreement, the Merger and the other transactions contemplated hereby are advisable, fair to and in the best interests of the Company and the Company Members, and (iii) recommended the approval by the Requisite Company Members of the principal terms of this Agreement, the Certificate of Merger and the Statement of Merger (each as defined below);

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger; and

WHEREAS, as an inducement for the Buyer and the Merger Sub to enter into this Agreement and cause the Merger and the other transactions contemplated by this Agreement (i) concurrently with the execution and delivery of this Agreement, the Key Operators shall execute and deliver a Support and Joinder Agreement (the “Support Agreement”) acknowledging their agreement to be bound by the terms and conditions of this Agreement, and (ii) immediately

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following the execution and delivery of this Agreement, the Company shall seek to obtain and deliver to the Buyer a Written Consent (as defined below) executed by the Requisite Company Members evidencing the Company Member Approval.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions of this Agreement and other consideration, the value, receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION
Section 1.1Definitions.  For the purposes of this Agreement and the Ancillary Agreements, the following terms have the meanings specified in this Section 1.1:

“280G Member Approval” has the meaning set forth in Section 6.16.

“Accounting Firm” means Tanner LLC.

“Acquisition Proposal” means any proposal, whether or not in writing, made by a party to (i) acquire beneficial ownership (as defined under Rule 13(d) promulgated under the Exchange Act) of 10% or more of the assets of the Company (based on fair market value, as determined in good faith by the managers of the Company), (ii) acquire a 10% or greater equity interest in the Company pursuant to a merger, consolidation or other business combination, sale of equity, exchange offer or similar transaction, or (iii) enter into an exclusive intellectual property licensing transaction or similar transaction involving the Company, including any single or multi-step transaction or series of related transactions that is structured to permit such party to acquire beneficial ownership of such percentage of the assets of, or such a percentage of equity interest in, the Company.

“Adjusted Percentage Interest” means, with respect to each Unitholder, a percentage rounded to five decimal places resulting from the fraction for which the numerator is (a) the sum of (i) the total number of Company Common Units held by such Unitholder (if any) multiplied by the Common Adjustment Factor, plus (ii) the total number of Company Preferred Units held by such Unitholder (if any), multiplied by the Preferred Adjustment Factor, and the denominator is (b) the sum of (i) the total number of Company Common Units held by all Unitholders, multiplied by the Common Adjustment Factor, plus (ii) the total number of Company Preferred Units held by all Unitholders, multiplied by the Preferred Adjustment Factor.

“Affiliate” means, with respect a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Person specified.  In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse, and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with any of the foregoing individuals.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled

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by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Investor Adjusted Percentage Interests” means the sum of all Investors’ Adjusted Percentage Interests.

“Aggregate Key Operator Adjusted Percentage Interests” means the sum of all Key Operators’ Adjusted Percentage Interests.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means, collectively, the Transmittal Letters and all other agreements and certificates delivered by the parties hereto and the Unitholders in connection with the consummation of the transactions contemplated by this Agreement.

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in the State of Utah are closed either under applicable Law or action of any Governmental Authority.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Common Stock” means the Class A Common Stock of the Buyer.

“Buyer Loans” means, without duplication, all loans, borrowed money and other indebtedness evidenced by notes or similar instruments between the Buyer or its Affiliates, as lender, and the Company or its Affiliates, as borrower, including all interest and other amounts accrued and/or owing in respect of the foregoing.

“Buyer SEC Documents” has the meaning set forth in Section 5.8.

“Buyer Stock Price” means $2.65 per share of Buyer Common Stock.

“Cancelled Units” has the meaning set forth in Section 2.8(b).

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act.

“Cash” means cash and cash equivalents within the meaning of GAAP.

“Cash Consideration” means (a) the product of (1) 50% of the Aggregate Investor Adjusted Percentage Interests multiplied by (2) the Company Enterprise Value, minus (b) the sum of (1) the outstanding Indebtedness of the Company as of the close of business on the Closing Date, (2) the amount of unpaid Company Transaction Expenses as of the close of business on the Closing Date and (3) Change in Control Payments as of the close of business on the Closing Date.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Change in Control Payments” means any (a) severance, change in control bonuses, and other similar payments that are required to be made by the Company to its employees and

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Contractors in connection with the Closing, and (b) payments arising under any consents, waivers or approvals of any other third Person (including any Governmental Authority) under any Contract or permit as are required in connection with the Merger or for any such Contract or permit with such third Person to remain in full force or effect following the Closing Date.

“Claim Notice” has the meaning set forth in Section 9.3(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Consideration Schedule” has the meaning set forth in Section 6.12(a)(viii).

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Balance Sheet” means the Company’s balance sheet as of the Closing Date prepared on a consistent basis with the Interim Balance Sheet.

“Closing Merger Consideration” means (a) the Cash Consideration, plus (b) the Stock Consideration.

“Closing Statement” has the meaning set forth in Section 2.15.

“COBRA” has the meaning set forth in Section 4.15(c).

“Code” means the Internal Revenue Code of 1986.

“Common Adjustment Factor” means 0.89.

“Company” has the meaning set forth in the Preamble.

“Company Cash” means all Cash that is unrestricted and exclusively held, controlled and owned by the Company.

“Company Certificate of Organization” means the Certificate of Organization of the Company, as filed with the Utah Division on April 3, 2020.

“Company Common Units” means the common units of membership interests of the Company as described in the Company Operating Agreement.

“Company Enterprise Value” means $19,001,709.37.

“Company Intellectual Property” means all Intellectual Property used, held for use, or otherwise Exploited by the Company for use in the operation of the business of the Company as currently conducted and planned to be conducted.

“Company Member Approval” has the meaning set forth in Section 4.2.

“Company Members” means all members of the Company.

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“Company Operating Agreement” means the Amended and Restated Operating Agreement of the Company dated November 13, 2025.

“Company Plan” means any employee benefit plan, program or arrangement, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) and any other written or oral plan, policy, Contract, agreement or arrangement of any kind involving direct or indirect compensation or benefits, including employment agreements, severance or other termination pay or benefits, redundancy pay, change in control, retention, performance, holiday pay, sick pay, vacation pay, fringe benefits, educational assistance, housing assistance, moving expense reimbursement, hospitalization benefits, dental benefits, vision benefits, life insurance, death benefits, disability benefits, pension, superannuation, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock bonus, stock purchase, restricted stock or stock units, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, that is maintained, sponsored, contributed to or required to be contributed to by the Company or any ERISA Affiliate (or that has been maintained or contributed to in the last six years by the Company or any ERISA Affiliate) for the benefit of any current or former manager, officer, employee or consultant of the Company or any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate has or may have any Liability.

“Company Preferred Units” means the preferred units of membership interests of the Company as described in the Company Operating Agreement.

“Company Products” means all Tuttle Twins merchandise that has been or is currently being developed, manufactured, made commercially available, marketed, distributed, provided, supported, sold, offered for sale, imported or exported for resale, or licensed out by or on behalf of the Company.

“Company SEC Documents” has the meaning set forth in Section 4.27.

“Company Transaction Expenses” means the aggregate amount of all fees and expenses incurred by or required to be paid by the Company in connection with the negotiation, preparation, execution and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby, including, without limitation, all legal, financial advisory, investment banking, accounting, consulting and other fees and expenses and any broker’s or finder’s fees, and including, without duplication, (i) any Transaction Payroll Taxes, and (ii) the amount of the premium for the Tail Policy.

“Company Units” means all issued and outstanding Company Common Units and Company Preferred Units.

“Company Works” means all episodes of the television/streaming series titled Tuttle Twins created by the Company, including teasers, animations, original music, voiceover recordings, characters and scripts.

“Confidentiality Agreement” has the meaning set forth in Section 6.7(a).

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“Continuing Employees” means the employees of the Company who remain employees of, and continue after the Effective Time in the employment of, the Surviving Company or who become employees of Buyer or one of its Subsidiaries as of immediately after the Effective Time.

“Contract” means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral.

“Contractors” has the meaning set forth in Section 4.16(a).

“Copyright” means all U.S. and foreign common law and statutory copyrights, works of authorship, Moral Rights in copyrights, rights or interests in copyrights (including the right to make publication thereof for copyright purposes, to register claims under copyright, the right to renew and extend such copyrights and the right to sue for past, present and future Infringements of copyright) interests in copyrights, all applications for copyrights, Registrations of copyrights, all reversions, restorations, renewals and extensions of copyrights, domestic and foreign, and rights in any other copyrightable subject matter throughout the world and universe, whether vested, contingent or inchoate, and whether presently available or coming into existence as the result of future legislation or the interpretation thereof.

“Data Security Requirements” means, collectively, all of the following to the extent relating to the access, collection, acquisition, processing, storage, destruction, disclosure, sharing, distribution, transfer, alternation, use or disposal of any Personal Information or otherwise relating to privacy, security, or security breach notification requirements and applicable to the business of the Company, or to any of the IT Assets or any Personal Information or confidential information or any other sensitive information relating to the business of the Company: (i) policies and procedures of the Company (including website privacy policies and internal information security procedures); (ii) applicable Laws; (iii) industry standards applicable to the industry in which the Company operates (including, if applicable, the PCI DSS); and (iv) Contracts into which the Company has entered or by which it is otherwise bound.

“Deductible” has the meaning set forth in Section 9.4(a).

“Delaware Act” has the meaning set forth in the Recitals.

“Disclosure Schedule” means the disclosure schedule delivered pursuant to Article 4 by the Company to the Buyer concurrently with the execution and delivery of this Agreement.

“DOL” has the meaning set forth in Section 4.16(h).

“Domain Names” means any and all URLs, internet domain names or other similar user interfaces.

“Effective Time” has the meaning set forth in Section 2.2.

“Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, security interest, preference, priority, right of first refusal, restriction (other than any restriction on

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transferability imposed by federal or state securities Laws) or other encumbrance of any kind or nature whatsoever (whether absolute or contingent) other than Permitted Encumbrances.

“Environmental Law” means any Law relating to the environment, natural resources, pollutants, contaminants, wastes, chemicals or public health and safety, including any Law pertaining to (a) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste, (b) air, water and noise pollution, (c) groundwater and soil contamination, (d) the release or threatened release into the environment of toxic or hazardous substances, or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals, (e) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste, (f) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles, (g) public health and safety, and (h) the protection of wild life, marine sanctuaries and wetlands, including all endangered and threatened species.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any other Person that, together with the Company, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exploitation” (or any variant thereof) shall mean, regarding any asset or property (including any Intellectual Property), the exhibition, sale, distribution, publication, transmission, broadcast, telecast, streaming, performance, display, license, sublicense, use, reproduction, marketing, creating derivative works of, or otherwise commercially exploiting thereof, and all allied, ancillary, and subsidiary rights related thereto, by any means, methods, processes, media devices and delivery systems of every kind or character, whether now known or hereafter created.  “Exploit” means to cause the Exploitation.

“FCPA” has the meaning set forth in Section 4.18(d).

“Financial Statements” has the meaning set forth in Section 4.5.

“Fundamental Representations” has the meaning set forth in Section 9.1.

“GAAP” means generally accepted accounting principles for financial reporting in the United States, as in effect as of the date of this Agreement.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization or international body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

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“Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, registration or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Hazardous Material” means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Healthcare Reform Laws” means the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, and the regulations and guidance issued thereunder.

“Improvements” has the meaning set forth in Section 4.11(e).

“Indebtedness” means, with respect to the Company, without duplication, but excluding the Buyer Loans, (a) the unpaid principal amount of, and accrued interest on, all indebtedness for borrowed money of the Company (including with respect to any PPP Loans), (b) all obligations of the Company evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all unreimbursed obligations in respect of letters of credit and bankers’ acceptances issued for the account of the Company that have been drawn, (d) any indebtedness arising under capitalized leases, (e) any obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business and not past due for more than 61 days after the date on which each such trade payable or account payable was created, (f) any obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interests in such Person or any other Person or any warrants, rights or options to acquire such equity interests, (g) all deferred revenue, (h) any employer payroll taxes or other Taxes for Pre-Closing Tax Periods that have been deferred pursuant to the CARES Act or any other corresponding or similar provision of other applicable Law enacted in connection with COVID-19, (i) all guaranties of the Company in connection with clauses (a), (b), (c), (d), (e), (f), (g) or (h) above, and (j) all prepayment or repayment premiums, penalties, interest rate breakage fees or similar payments or fees required to be paid in connection with the prepayment or repayment of any Indebtedness described in clauses (a), (b), (c), (d), (e), (f), (g), (h) or (i) above.

“Indemnified Company Officers and Managers” has the meaning set forth in Section 6.19.

“Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Indemnifying Parties” has the meaning set forth in Section 9.3(a).

“Infringement” or “Infringe” (or any variant thereof) means that a given item or activity, directly or indirectly (including secondarily, contributorily, vicariously or by inducement), infringes, misappropriates, constitutes unauthorized use, or otherwise violates the Intellectual Property rights of any Person.

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“Intellectual Property” means, on a worldwide basis, any and all intellectual property (by whatever name or term known or designated) arising under Law or equity, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including: (a) any and all United States and foreign patents and utility models and equivalent or similar rights anywhere in the world; (b) any and all United States and foreign Copyrights and neighboring rights; (c) any and all United States and foreign trademarks, service marks, brand names, certification marks, collective marks, trade names, trade dress, logos, designs, symbols, mottos, slogans, taglines, corporate names, d/b/a’s, product names, service names, character names, and all other indicia of commercial source or origin of a product or a service, and all goodwill associated therewith and symbolized thereby throughout the world; (d) any and all trade secrets and trade secret rights under applicable Law, and other rights in confidential information, including any and all confidential: (i) processing, marketing, business or customer information; (ii) inventions, processes, ideas, business methods, formulae, algorithms, licensee and licensor lists, specifications, designs and methods; and (iii) documentation relating thereto (including papers, drawings, reports, diaries, annotations and notebooks); (e) Domain Names and addresses, hashtags and Social Media Accounts; (f) rights of publicity and privacy and similar rights; (g) any and all other intellectual and proprietary rights of any kind or nature, including any and all tangible or intangible embodiments of any of the foregoing, in any form and in any media; (h) any and all registrations, applications, renewals, extensions, continuations, continuations-in-part, provisionals, divisions, reissues and re-examinations thereof now or hereafter in force throughout the universe relating to any of the foregoing, in each case with a Governmental Authority (collectively, “Registrations”); and (i) any and all assertions of claims or commencements of Proceedings (whether past, present or future) arising from or related to any of the foregoing, including the sole, exclusive and independent right to enforce any and all such claims or Proceedings.

“Interim Balance Sheet” has the meaning set forth in Section 4.5(a).

“Investor” means a Unitholder that is not a Key Operator and that is not listed on Section 1.1 of the Disclosure Schedule.

“Investor Per Unit Cash Consideration” means, for any Investor, (a) the Cash Consideration multiplied by (b) such Investor’s Investor Relative Share.

“Investor Per Unit Stock Consideration” means, for any Investor, (a) the Investor Stock Consideration multiplied by (b) such Investor’s Investor Relative Share.

“Investor Relative Share” means, for any Investor, the percentage equal to (a) such Investor’s Adjusted Percentage Interest divided by (b) the Aggregate Investor Adjusted Percentage Interests.

“Investor Stock Consideration” means the number of shares of Buyer Common Stock equal to the difference of (a) the Stock Consideration minus (b) the Key Operator Stock Consideration.

“Investor Unit” means a Company Unit held by an Investor.

“IRS” means the Internal Revenue Service and, to the extent relevant, the Department of Treasury.

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“IT Assets” means the software, hardware, electronic data processing, information, record keeping, communications, telecommunications, networks, websites, interfaces, platforms, servers, circuits, peripherals and other computer, telecommunications and information technology systems and processes owned or purported to be owned, or licensed, leased, outsourced, used, or held for use by the Company in connection with the conduct of the business of the Company or otherwise related thereto, together with all data and information stored in or transmitted by any of the foregoing.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Key Operator Per Unit Stock Consideration” means, for any Key Operator, (a) the Key Operator Stock Consideration, multiplied by (b) such Key Operator’s Key Operator Relative Share.

“Key Operator Relative Share” means, for any Key Operator, the percentage equal to (a) such Key Operator’s Adjusted Percentage Interest divided by (b) the Aggregate Key Operator Adjusted Percentage Interests.

“Key Operator Stock Consideration” means the number of shares of Buyer Common Stock equal to (y) the quotient of (a) the product of (1) Company Enterprise Value multiplied by (2) the Aggregate Key Operator Adjusted Percentage Interests, divided by (b) the Buyer Stock Price, plus (z) the total number of shares of Buyer Common Stock allocated the Unitholders listed on Section 1.1 of the Disclosure Schedule.

“Key Operator Stock Restriction Agreements” means, collectively, the (a) Stock Restriction Agreement, dated as of the Closing Date, by and between the Buyer and Neal Harmon, (b) Stock Restriction Agreement, dated as of the Closing Date, by and between the Buyer and Jeffrey Harmon, (c) Stock Restriction Agreement, dated as of the Closing Date, by and between the Buyer and Jordan Harmon, (d) Stock Restriction Agreement, dated as of the Closing Date, by and between the Buyer and Daniel Harmon, (e) Stock Restriction Agreement, dated as of the Closing Date, by and between the Buyer and Jonny Vance, and (f) Stock Restriction Agreement, dated as of the Closing Date, by and between the Buyer and Jordyn Curley.

“Key Operator Unit” means a Company Unit held by a Key Operator.

“Key Operators” means, collectively, Neal Harmon, Jeffrey Harmon, Jordan Harmon, Daniel Harmon, Jonny Vance, and Jordyn Curley.

“Knowledge” with respect to the Company, means with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter by the Key Operators after due and diligent inquiry or, if exercising reasonable care each such individual would be expected to discover or become aware of that fact or matter in the course of carrying out his/her duties and responsibilities on behalf of the Company.

“Law” means any constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law, principle of common law or notice of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.11(a).

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“Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

“Libertas Letter Agreement” means the Letter Agreement, dated as of the Closing Date, by and between the Buyer and Libertas Institute.

“Losses” means any loss, damage, fine, judgement, assessment, penalty, expense (including reasonable attorneys’ or other professional fees and expenses and court costs), injury, suits, claims, audits, investigations, Liability, Tax, Encumbrance or other cost, expense or adverse effect whatsoever, whether or not involving a third party claim.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition or assets of the Company, or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any epidemics, pandemics (including COVID-19), disease outbreaks, or other public health emergencies; or (ix) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its business (in which case, only the incremental disproportionate effect may be taken into account in determining whether a Material Adverse Effect has occurred).

“Material Contracts” has the meaning set forth in Section 4.13(b).

“Merger” has the meaning set forth in the Preamble.

“Merger Sub” has the meaning set forth in the Preamble.

“Moral Right” means all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like.

“Most Recent Balance Sheet” has the meaning set forth in Section 4.5(a).

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“New Director Agreements” means, collectively, the (a) Director Agreement, dated as of the Closing Date, by and between the Buyer and Kellen Erskine, (b) Director Agreement, dated as of the Closing Date, by and between the Buyer and Kelly Vrooman, (c) Director Agreement, dated as of the Closing Date, by and between the Buyer and Tyler Stevens, and (d) Director Agreement, dated as of the Closing Date, by and between the Buyer and Jonny Vance.

“NYSE” means New York Stock Exchange LLC.

“Objection Notice” has the meaning set forth in Section 9.3(a).

“Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions other than an Environmental Law.

“Owned Intellectual Property” means the Company Intellectual Property owned or purported to be owned by the Company as of the Closing Date, related to, or utilized in connection with, the business of the Company or the commercialization of any portions or elements thereof.

“Permitted Encumbrances” means any (a) statutory liens securing payments not yet due, (b) liens for Taxes and other similar governmental charges and assessments which are not yet due and payable, (c) non-exclusive end-user licenses of Intellectual Property entered into in the ordinary course of business, or (d) such other imperfections or irregularities of title or other liens that, individually or in the aggregate, do not and could not reasonably be expected to materially affect the use of the properties or assets of the Person subject thereto or otherwise materially impair business operations of the Person subject thereto as currently conducted.

“Person” means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, or any Governmental Authority.

“Personal Information” means any data or information that relates to privacy or security or identifies, relates to, describes, is reasonable capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, household or device, including any personal information, personally-identifiable information, or personal or other data or information protected under any applicable Law, Contract or data privacy or security rule, policy or procedure.

“PPP Loan” means the aggregate principal amount and accrued interest for borrowed money pursuant to the Paycheck Protection Program established by the CARES Act.

“Pre-Closing Period” has the meaning set forth in Section 6.1.

“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or prior to the Closing Date.

“Preferred Adjustment Factor” means 1.16.

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“Proceeding” means any complaint, charge, action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Real Property Permits” has the meaning set forth in Section 4.11(f).

“Registered Intellectual Property” means Owned Intellectual Property that is subject to a Registration.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Buyer under the Securities Act with respect to the Registration Statement Securities.

“Representatives” has the meaning set forth in Section 6.5(a).

“Requisite Company Members” means the Company Members holding at least 60% of the Company Common Units, collectively.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 280G Payments” has the meaning set forth in Section 6.16.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Breach” means any actual, alleged or suspected (i) cyber or security breach or incident involving, or intrusion, denial of service, or unauthorized access or use of, any of the IT Assets, (ii) interference with operations or security safeguards of any of the IT Assets, including any phishing incident or ransomware attack, or (iii) loss, corruption, damage, or unauthorized access, collection, acquisition, processing, storage, destruction, disclosure, sharing, distribution, transfer, alteration, use or disposal of any Personal Information or confidential information or any other sensitive information relating to the business of the Company.

“Showrunner Agreement” means the Showrunner Agreement, dated as of the Closing Date, by and between the Buyer and Daniel Harmon.

“Social Media Accounts” means any and all accounts, profiles, identifiers, handles, pages, feeds, registrations and other presences on or in connection with any: (a) social media or social networking website or online service; (b) blog or microblog; (c) mobile application; (d) photo, video or other content-sharing website; (e) virtual game world, virtual social world or the metaverse; (f) rating and review website; (g) wiki or similar collaborative content website; or (h) message board, bulletin board, or similar forum, or any successor to or future equivalent of the foregoing.

“Statement of Merger” has the meaning set forth in Section 2.2.

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“Stock Consideration” means:

(a)when expressed as a dollar amount, an amount equal to the sum of (i) the product of (1) the Aggregate Key Operator Adjusted Percentage Interests multiplied by (2) the Company Enterprise Value, plus (ii) the product of (1) 50% of the Aggregate Investor Adjusted Percentage Interests multiplied by (2) the Company Enterprise Value; and
(b)when expressed as a number of shares of Buyer Common Stock, the number of shares of Buyer Common Stock equal to the quotient of (i) the product of (1) the Aggregate Key Operator Adjusted Percentage Interests multiplied by (2) the Company Enterprise Value, plus (ii) the product of (1) 50% of the Aggregate Investor Adjusted Percentage Interests multiplied by (2) the Company Enterprise Value, divided by (iii) the Buyer Stock Price (which number of shares is fractional for purposes of the calculations contemplated under this Agreement).

“Straddle Period” has the meaning set forth in Section 6.15(a).

“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries.  When used in this Agreement without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Company” has the meaning set forth in Section 2.1.

“Surviving Company Charter” has the meaning set forth in Section 2.4.

“Tail Policy” has the meaning set forth in Section 6.19.

“Tax” means (a) any federal, state, local, foreign and other jurisdiction’s tax, charge, fee, duty (including customs duty), levy or assessment, including any taxes based upon, measured by or related to income, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, occupation, franchise, excise, escheat, value added, goods and service, stamp, transfer, excess profits, profits, occupational, premium, windfall profits, severance, license, registration, payroll, environmental, capital stock, capital duty, disability, estimated, gains, wealth, welfare, withholding, employment, unemployment and social security or other tax of whatever kind (including any fee, assessment and other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute, and (c) any items described in this paragraph that are attributable to another Person but that the Company is liable to pay by Law (including Treasury Regulations §1.1502-6), by Contract or otherwise, whether or not disputed.

“Tax Contest” has the meaning set forth in Section 6.15(c).

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“Tax Incentive” has the meaning set forth in Section 4.14(u).

“Tax Return” means any report, return, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Payroll Taxes” means the employer portion of any payroll or other employment taxes incurred with respect to any Change in Control Payments or other compensatory payments made pursuant to the Merger or any other transaction contemplated by this Agreement.

“Transfer Taxes” means any and all transfer, documentary, sales, use, stamp, registration, value added, recording, and other similar Taxes and fees arising in connection with the transactions contemplated by this Agreement (including any penalties and interest), together with any costs or expenses incurred in preparing and filing any related Tax Returns or documents.

“Transmittal Letter” has the meaning set forth in Section 2.9(a).

“Tuttle Twins License” means the Intellectual Property License Agreement, dated as of November 13, 2025, by and between the Company and The Tuttle Twins Holding Co., LLC.

“United States” or “U.S.” means the United States of America.

“Unitholder Notice” has the meaning set forth in Section 6.11(a).

“Unitholder Representative” has the meaning set forth in the Preamble.

“Unitholders” means, as of immediately prior to the Effective Time, the Company Members and any holders of Company Units that have not been admitted to the Company as Company Members, collectively.

“Written Consent” has the meaning set forth in Section 6.11(a).

Section 1.2Construction.  Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise.  The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement.  All words used in this Agreement should be construed to be of such gender or number as the circumstances require.  The term “including” means “including without limitation” and is intended by way of example and not limitation.  Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time.  Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

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ARTICLE 2

THE MERGER
Section 2.1The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time the Company will be merged with and into the Merger Sub in accordance with the applicable provisions of the Delaware Act and the Utah Act.  Following the Merger, the Merger Sub will continue as the Surviving Company (the “Surviving Company”) and the separate corporate existence of the Company will cease.
Section 2.2Effective Time.  The Merger will be consummated on the Closing Date, subject to the terms and conditions hereof, by filing the certificate of merger (the “Certificate of Merger”), and the statement of merger with the Secretary of State of the State of Delaware in accordance with the provisions of the Delaware Act and the Division of Corporations and Commercial Code of the State of Utah (the “Utah Division”) in accordance with the Utah Act, respectively.  When used in this Agreement, the term “Effective Time” means the date and time at which the Certificate of Merger has been accepted for filing by the Secretary of State of the State of Delaware and the Statement of Merger has been accepted for filing by the Utah Division, or at such later time as is provided in the Certificate of Merger and Statement of Merger.
Section 2.3Effects of the Merger.  Without limiting the generality of the foregoing, as of the Effective Time, all properties, rights, privileges, powers and franchises of the Company and the Merger Sub will vest in the Surviving Company and all debts (other than the Payoff Indebtedness), Liabilities and duties of the Company and the Merger Sub will become debts, Liabilities and duties of the Surviving Company.
Section 2.4Certificate of Formation and Limited Liability Company Agreement.  From and after the Effective Time, (a) the certificate of formation of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company (the “Surviving Company Charter”) until amended in accordance with the provisions thereof and applicable Law, and (b) the limited liability company agreement of the Merger Sub shall be the limited liability company agreement of the Surviving Company (the “Surviving Company LLC Agreement”) until amended in accordance with the provisions thereof and applicable Law.
Section 2.5Manager.  From and after the Effective Time, the manager of the Merger Sub at the Effective Time will be the initial manager of the Surviving Company and will hold office from the Effective Time until his, her or its successor has been duly elected or appointed and qualified in the manner provided in the Surviving Company Charter and Surviving Company LLC Agreement or as otherwise provided by Law.
Section 2.6Officers.  From and after the Effective Time, the officers of the Merger Sub at the Effective Time will be the initial officers of the Surviving Company and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Surviving Company Charter and Surviving Company LLC Agreement or as otherwise provided by Law.

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Section 2.7Subsequent Actions.  If at any time after the Effective Time the Surviving Company shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger, or otherwise to carry out this Agreement, then the officers and manager of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.
Section 2.8Treatment of Company Units and Merger Sub Membership Interests.
(a)Effect on Investor Units.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the Unitholders, each Investor Unit issued and outstanding immediately prior to the Effective Time shall, upon the terms and subject to the conditions set forth in this Agreement, be cancelled and extinguished and will be converted automatically into the right to receive (i) an amount in Cash, without interest thereon, equal to the Investor Per Unit Cash Consideration and (ii) a number of shares of Buyer Common Stock equal to the Investor Per Unit Stock Consideration.  The amount of Cash each Investor is entitled to receive for such Investor Units shall be rounded to the nearest cent and computed after aggregating Cash amounts for all Investor Units held by such Investor.
(b)Effect on Key Operator Units.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the Unitholders, each Key Operator Unit issued and outstanding immediately prior to the Effective Time shall, upon the terms and subject to the conditions set forth in this Agreement, be cancelled and extinguished and will be converted automatically into the right to receive that number of shares of Buyer Common Stock equal to the Key Operator Per Unit Stock Consideration.
(c)Cancelled Units.  At the Effective Time, any Company Units that are owned by the Buyer, the Merger Sub or the Company (the “Cancelled Units”), if any, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(d)Fractional Shares.  No fractional shares of Buyer Common Stock will be issued by virtue of the Merger.  The number of shares of Buyer Common Stock into which a Unitholder’s interests are converted pursuant to this Article 2 shall be rounded down to the nearest whole number of shares of Buyer Common Stock.
(e)Effect on Merger Sub Membership Interests.  The membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding following the consummation of the Merger.

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Section 2.9Surrender and Payment Procedures.
(a)The Buyer shall select an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Stock Consideration pursuant to the terms of this Agreement.  The Buyer is hereby appointed to act as payment agent with respect to the Cash Consideration.
(b)No later than three Business Days after the Closing Date, the Exchange Agent shall mail or otherwise deliver to each Unitholder a letter of transmittal (the “Transmittal Letter”) and the other documents to be executed as part of such transmittal (including applicable Tax forms) (together with any other documents that the Buyer and the Exchange Agent may reasonably and customarily require in connection therewith, the “Exchange Documents”).
(c)After receipt by the Buyer and Exchange Agent from the Unitholders of a Transmittal Letter and the other Exchange Documents, duly completed and validly executed in accordance with the instructions thereto, (i) the Buyer shall promptly pay to such Unitholder that portion of the Cash Consideration payable in respect of such Unitholder’s Company Units and (ii) the Exchange Agent shall deliver to such Unitholder the aggregate number of shares of Buyer Common Stock issuable to such Unitholder, each pursuant to Section 2.8.  No portion of the Cash Consideration shall be paid or payable, and no portion of the Stock Consideration shall be issuable, in respect of any Company Units to the holder of record of such Company Units until that holder has delivered validly executed Exchange Documents in respect of such Company Units to the Buyer and Exchange Agent in accordance with the terms and conditions hereof.
(d)At any time following the one-year anniversary of the Effective Time, the Buyer or its designated successor or assign shall be entitled to all Cash amounts and any and all interest thereon or other income or proceeds thereof, not disbursed to the Unitholders pursuant to this Section 2.9, and thereafter the Unitholders shall be entitled to look only to the Buyer only as general creditors thereof with respect to any and all Cash amounts that may be payable to such Unitholders upon delivery of the duly executed Exchange Documents in the manner set forth herein.  No interest shall be payable for the Cash amounts delivered to the Buyer pursuant to the provisions of this Section 2.9(d) and which are subsequently delivered to the Unitholders.
Section 2.10No Rights in Surviving Company.  From and after the Effective Time, each holder of Company Units will cease to have any rights as an equityholder of the Surviving Company except as otherwise provided in this Agreement or by applicable Law, and the Buyer and the Surviving Company will be entitled to treat each Company Unit that has not yet been surrendered for exchange solely as evidence of the right to receive the Closing Merger Consideration into which such Company Unit has been converted pursuant to the Merger.
Section 2.11Withholding.  Each of the Exchange Agent, the Buyer and the Surviving Company will be entitled to deduct and withhold from the Closing Merger Consideration otherwise payable to any Unitholder all amounts the Exchange Agent, the Buyer or the Surviving Company, as applicable, determines in good faith are required by Law to be deducted or withheld therefrom, and to request from each Unitholder any appropriate Tax forms, including IRS Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information.  To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the

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Unitholder to whom such amounts otherwise would have been paid.  The Buyer, the Company and the Unitholder Representative acknowledge that, to the extent such amounts are not so deducted and withheld, such Unitholder shall indemnify the Buyer and its Affiliates (including the Surviving Company) for any Taxes imposed by a Governmental Authority, together with any related Losses in accordance with the indemnification provisions of Article 9.
Section 2.12Tax Consequences.  The parties hereto intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be, and by executing this Agreement is adopted as, a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provisions of state or local Law) for federal income Tax purposes (and any comparable provision of state or local Law).  This Agreement shall be interpreted consistent with that intent, unless otherwise required by applicable Law.  No party shall take or cause to be taken (or permit any of its Affiliates to take or cause to be taken) any action, or fail to take or cause to be taken (or permit any of its Affiliates to fail to take or cause to be taken) any action, in each case, which would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code (and any comparable provision of state or local Law).  Each party shall cause all Tax Returns to be prepared and filed on the basis of treating the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and shall not (or permit any of its Affiliates to) take any position inconsistent therewith in any Tax filing or Proceeding, except as otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code).  Buyer makes no representations or warranties to any of the Company or Unitholders regarding the Tax treatment of the Merger, or any of the Tax consequences to any of the Company or the Unitholders of this Agreement, the Merger or any of the other transactions contemplated by this Agreement.  The Company acknowledges that the Company and the Unitholders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions.
Section 2.13Transfer Tax.  The Unitholders shall be liable for, and shall hold the Buyer and its Affiliates harmless against, any Transfer Taxes imposed in any Tax jurisdiction, including any state or local Tax jurisdiction, that become payable in connection with the Merger and transactions contemplated by this Agreement.  The Unitholder Representative will, at its own expense, file, or cause to be filed, in a timely manner all required documents (including all Tax Returns) with respect to all such Transfer Taxes, and the Unitholder Representative shall provide the Buyer with evidence satisfactory to the Buyer that such Transfer Taxes have been paid.
Section 2.14Escheat.  Neither the Buyer nor the Surviving Company will be liable to any Unitholder for any portion of such Unitholder’s Closing Merger Consideration delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law.  In the event any Company Unit has not been surrendered for exchange prior to the second anniversary of the Closing Date, or prior to such earlier date as of which such Company Unit or the Closing Merger Consideration payable upon the surrender thereof would otherwise escheat to or become the property of any Governmental Authority, then the Closing Merger Consideration otherwise payable upon the surrender of such Company Unit will, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all rights, interests and adverse claims of any Person.

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Section 2.15Closing Statement.  At least three Business Days prior to the Closing Date, the Company shall prepare and deliver to the Buyer an estimated Closing Date Balance Sheet, together with a statement that is reasonably acceptable to the Buyer (the “Closing Statement”) setting forth in reasonable detail the Closing Merger Consideration (the “Closing Merger Consideration”), which statement shall include a presentation of the Company’s calculations of the Stock Consideration, the Cash Consideration, Indebtedness, the Company Cash and the Company Transaction Expenses as of the Closing Date, in each case including all components thereof and accompanied by reasonably detailed back-up documentation for such calculations.  The Company shall prepare the Closing Statement in accordance with GAAP and, solely to the extent consistent with GAAP, in accordance with the Company’s past practices (including the methodologies applied in the preparation of the Financial Statements).  The Company shall make available to the Buyer and its Representatives the books and records used in preparing the Closing Statement and reasonable access (upon prior notice and during business hours) to employees of the Company as the Buyer may reasonably request in connection with its review of its books and records, and will otherwise cooperate in good faith with the Buyer’s and its Representatives’ review of the Closing Statement and shall take into consideration in good faith any comments of the Buyer on such Closing Statement, as applicable.  Notwithstanding the foregoing, in no event will any of the Buyer’s rights be considered waived, impaired or otherwise limited as a result of the Buyer not making an objection prior to the Closing or making an objection that is not fully implemented in a revised Closing Statement, as applicable.
ARTICLE 3

CLOSING
Section 3.1Closing.  Unless this Agreement is earlier terminated pursuant to Article 8, the consummation of the Merger and the other transactions contemplated by this Agreement (the “Closing”) will take place remotely by email exchange of executed documents in .PDF format on the second (2nd) Business Day after all conditions precedent set forth in Article 7 have been satisfied or duly waived in writing (except for conditions which in accordance with their terms must be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other date as the Buyer and the Company may mutually agree upon in writing.  The date upon which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”
Section 3.2Closing Deliveries.
(a)At the Closing, the Company will deliver or cause to be delivered to the Buyer:
(i)the Certificate of Merger executed by an officer of the Company, in accordance with the Delaware Act and in a form reasonably satisfactory to the Buyer;
(ii)the Statement of Merger executed by an officer of the Company, in accordance with the Utah Act and in a form reasonably satisfactory to the Buyer;
(iii)a certificate, dated as of the Closing Date, executed by an officer of the Company confirming the satisfaction of the conditions specified in Section 7.1(a), Section 7.1(b), and Section 7.1(c);

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(iv)at least three Business Days before the Closing Date, an estimated Closing Date Balance Sheet, the Closing Statement and the Closing Consideration Schedule, each in a form reasonably acceptable to the Buyer, accompanied by a certificate, dated as of the date of delivery of the Closing Consideration Schedule, executed by an officer of the Company confirming the completeness and accuracy of the Closing Consideration Schedule;
(v)evidence of receipt of all consents and waivers, and deliveries of all notices listed on Schedule 3.2(a)(v);
(vi)a certificate of good standing or existence of the Company, dated no more than five (5) days prior to the Closing Date, issued by the Utah Division and all other states in which the Company is qualified to do business;
(vii)the Written Consent executed by the Requisite Company Members constituting the Company Member Approval;
(viii)the Support Agreement, in a form reasonably satisfactory to the Buyer and duly executed by each of the Key Operators;
(ix)payoff letters or similar instruments in form and substance reasonably satisfactory to the Buyer with respect to all Indebtedness identified in Section 3.2(a)(viii) of the Disclosure Schedule (the “Payoff Indebtedness”), if any, which letters or instruments provide for the full payoff and discharge of all such Payoff Indebtedness outstanding as of immediately prior to the Closing;
(x)written invoices or payment direction provided by the Company for all Company Transaction Expenses showing the total amount of Company Transaction Expenses payable to each Person (and/or the formula by which any additional Company Transaction Expenses that have not been quantified as of the Closing will be calculated), which invoices or payment direction shall include written acknowledgements pursuant to which any Person that is entitled to any Company Transaction Expenses acknowledges that, upon payment of such payable amount at the Closing (or when otherwise due), it shall be paid in full and shall not be owed any other amount by any of the Buyer, the Company, its Affiliates and/or the Surviving Company;
(xi)executed confirmatory assignments of Intellectual Property from any of the Company’s current and former employees and independent contractors and consultants that have not executed such agreements, in each case in a form that is reasonably satisfactory to the Buyer;
(xii)a certification by the Company, complying in all respects with the requirements of Section 1.1445-2(c) of the U.S. Treasury Regulations that, at the Effective Time, none of the Company Units constitute a U.S. real property interest as defined in Section 897 of the Code;
(xiii)resignations effective as of the Closing Date from those managers and officers of the Company (solely with respect to their officer and manager designations but not from employment by the Company);

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(xiv)the Key Operator Stock Restriction Agreements, each duly executed by the applicable Key Operator;
(xv)the New Director Agreements, each duly executed by the applicable director;
(xvi)the Showrunner Agreement, duly executed by Daniel Harmon;
(xvii)the Libertas Letter Agreement, duly executed by Libertas Institute;
(xviii)the Tuttle Twins License, duly executed by The Tuttle Twins Holding Co., LLC;
(xix)a certificate in customary form of the secretary of the Company dated as of the Closing Date and attaching (A) the Company Certificate of Organization and all amendments thereto, (B) the Company Operating Agreement and all amendments thereto, (C) a certificate of existence of the Company certified by the Utah Division and issued not more than five (5) days prior to the Closing Date and (D) all resolutions of the managers of the Company relating to this Agreement and the transactions contemplated by this Agreement; and
(xx)such other documents, instruments and certificates as the Buyer may reasonably request and which may be reasonably necessary to consummate the transactions contemplated by this Agreement.
(b)At the Closing, the Buyer will deliver or cause to be delivered:
(i)to the Company:
(A)the Certificate of Merger executed by an officer of the Buyer and the Merger Sub in accordance with the Delaware Act
(B)the Statement of Merger executed by an officer of the Buyer and the Merger Sub in accordance with the Utah Act; and
(C)a certificate, dated as of the Closing Date, executed by an officer of the Buyer confirming the satisfaction of the conditions specified in Section 7.2(a) and Section 7.2(b);
(ii)to the Exchange Agent:
(A)certificates representing the shares of Buyer Common Stock to be issued as Stock Consideration (or make appropriate alternative arrangements if uncertificated shares of Buyer Common Stock represented by book-entry shares will be issued).
Section 3.3Closing Payments.  As soon as reasonably practicable following the Closing, but in no event later than two Business Days following the Closing, Buyer shall transfer, by wire transfer of immediately available funds:

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(a)to each holder of Payoff Indebtedness, on behalf of the Company, in accordance with the applicable payoff letters thereto, in order to fully discharge the Payoff Indebtedness and terminate all appliable obligations and liabilities of the Company and its Affiliates related thereto; and
(b)to each Person who is owed a portion of the Company Transaction Expenses reflected on the Closing Consideration Schedule, payment on behalf of the Company and to the extent unpaid as of immediately prior to the Closing, an amount equal to the Company Transaction Expenses reflected on the Closing Consideration Schedule to each Person who is owed a portion thereof (other than the Company Transaction Expenses owed to employees of the Company which shall be paid through the Surviving Company’s payroll processing system net of applicable Tax withholding).
ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and Merger Sub, as of the date hereof and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date, which shall have been true and correct as of such earlier date), that the statements in this Article 4 are true and correct, except as set forth in the schedules accompanying this Agreement (the “Disclosure Schedule”).  The Disclosure Schedule has been arranged for purposes of convenience in separately titled sections corresponding to sections of this Agreement; provided however, each section of the Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedule where the applicability of the information set forth in such other section would be reasonably apparent.  For purposes of these representations and warranties, the term “Company” shall include any Subsidiaries of the Company, unless otherwise noted herein.

Section 4.1Organization and Good Standing.  The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Utah and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted.  The Company is duly qualified or licensed to do business and is in good standing as a foreign limited liability company in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification or licensure necessary, except where the failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect.  Section 4.1 of the Disclosure Schedule sets forth an accurate and complete list of the Company’s jurisdiction of formation and the other jurisdictions in which it is authorized to do business and a complete and accurate list of the current managers and officers of the Company.  The Company has made available to the Buyer accurate and complete copies of the Company Certificate of Organization and the Company Operating Agreement currently in effect, including all amendments to each, and the Company is not in default under or in violation of any provision thereof.  The Company has no Subsidiaries.
Section 4.2Authority and Enforceability; Required Vote.  The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and

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each of the Ancillary Agreements to which the Company is a party and to perform the Company’s obligations under this Agreement and each such Ancillary Agreement.  The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of the Company.  Without limiting the foregoing, the managers of the Company, by the requisite majority at a meeting thereof duly called and held or by unanimous written consent, have duly adopted resolutions (i) approving this Agreement, the Merger and the other transactions contemplated hereby, (ii) determining that the terms and conditions of this Agreement, the Merger and the other transactions contemplated hereby are advisable, fair to and in the best interests of the Company and Unitholders, and (iii) recommending the approval of the principal terms of this Agreement, the Certificate of Merger and the Statement of Merger by the Requisite Company Members.  The affirmative vote of the Requisite Company Members is the only vote of the Company Members needed or required to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby (the “Company Member Approval”).
Section 4.3No Conflict.  Neither the execution and delivery of this Agreement, nor the consummation or performance of the transactions contemplated by this Agreement, will:
(a)directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default (or give rise to any right of termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit) under, constitute a change in control resulting in any right of termination or other adverse consequence under, result in any payment becoming due under, result in the imposition of any Encumbrances on any Company Units or any of the properties or assets of the Company under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under (i) the Company Certificate of Organization or Company Operating Agreement, or any resolution adopted by the Company Members or managers of the Company, (ii) any Governmental Authorization or Material Contract to which the Company is a party or by which the Company is bound or to which any of their respective properties or assets is subject or (iii) any Law or Judgment applicable to the Company or any of its respective properties or assets; or
(b)except as set forth in Section 4.3 of the Disclosure Schedule, require the Company or any Company Member to obtain any consent, waiver, approval, ratification, permit, license, Governmental Authorization or other authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person (other than the filing and recordation of appropriate documents relating to the Merger as required by the Delaware Act and Utah Act and other filings or consents contemplated herein).
Section 4.4Capitalization and Ownership.
(a)Section 4.4(a) of the Disclosure Schedule sets forth, as of the date hereof and as of immediately prior to the Closing, the Company’s issued and outstanding Company Units.  The Company does not have any other equity interests issued or outstanding.  The Company Units are held of record and beneficially by the Persons and in the amounts set forth on Section 4.4(a) of the Disclosure Schedule.  No Company Units are subject to any right of repurchase by the Company.
(b)Except as set forth in this Section 4.4, (i) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued,

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reserved for issuance or outstanding, and (ii) there are no options, warrants, equity securities, calls, rights or other Contracts to which the Company is a party or otherwise bound obligating the Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such equity interests, or obligating the Company to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, or Contract.  There are no outstanding or authorized equity appreciation, phantom equity, profit participation, or other similar rights with respect to the equity of the Company (whether payable in equity, Cash or otherwise).  There are no Contracts to which the Company or any Unitholder or any Affiliate of the Company is a party or by which the Company or any Unitholder or any Affiliate of the Company is bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act or any foreign securities Law, or the sale or transfer (including Contracts imposing transfer restrictions) of any equity interests of the Company.
(c)Section 4.4(c) of the Disclosure Schedule sets forth an accurate and complete list of all Indebtedness of the Company.  Except as set forth in Section 4.4(c) of the Disclosure Schedule, no holder of Indebtedness of the Company has any right to convert or exchange such Indebtedness for any equity securities or other securities of the Company.  No holders of outstanding Indebtedness of the Company has any rights to vote for the election of managers of the Company or to vote on any other matter.  The Company was and remains in compliance with all Laws applicable to any PPP Loan of the Company.
(d)There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any equity interests of the Company.  The Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.
(e)No Company Member has any dissenters’ rights or appraisal rights under applicable Law or the Company Operating Agreement.  As of the date hereof, no Company Member has taken any action to assert any such dissenters’ rights or appraisal rights in connection with the Merger.
Section 4.5Financial Statements.  Section 4.5 of the Disclosure Schedule sets forth true and correct copies of the following financial statements (collectively, the “Financial Statements”):
(a)an audited balance sheet of the Company as of December 31, 2024 (the “Most Recent Balance Sheet”) and the related unaudited statements of income and cash flow for the fiscal year then ended; and
(b)an unaudited balance sheet of the Company for the ten-month period ending October 31, 2025 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income and cash flow for such periods.

The Financial Statements (including any notes thereto) are correct and complete, are consistent with the books and records of the Company and have been prepared in accordance with GAAP, consistently applied throughout the periods involved (subject in the case of unaudited

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financial statements to the lack of footnote disclosure and in the case of interim financial statements to normal year-end audit adjustments).  The Financial Statements fairly present, in all material respects, the financial condition and the results of operations and cash flow of the Company as of the respective dates and for the periods indicated therein, all in accordance with GAAP (subject in the case of unaudited financial statements to the lack of footnote disclosure and in the case of interim financial statements to normal year-end audit adjustments).  The Company has established adequate reserves in all material respects and made any appropriate disclosures in the Financial Statements in accordance with the requirements of ASC 740-10 (formerly Financial Interpretation No.  48 of FASB Statement No.  109, Accounting for Uncertain Tax Positions) with respect to all material uncertain Tax positions.  No financial statements of any other Person are required by GAAP to be included in the Financial Statements of the Company.

Section 4.6Books and Records.  The books of account, minute books, equity record books and other records of the Company, all of which have been made available to the Buyer, are accurate and complete in all material respects and have been maintained in accordance with sound business practices and an adequate system of internal controls.  At the time of the Closing, all of such books and records will be in the possession of the Company.  The minute books of the Company contain materially accurate and complete records of all meetings held, and action taken by, the Company Members, managers and managers’ committees, and no such meeting has been held for which minutes have not been prepared and are not contained in such minute books.
Section 4.7Accounts Receivable.  All notes and accounts receivable that are reflected on the Interim Balance Sheet or the accounting records of the Company as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.  The reserves with respect to the collectability of notes and accounts receivable reflected on the Interim Balance Sheet and in the accounting records of the Company as of the Closing Date are and will be determined in accordance with GAAP, applied in the same manner as used in the preparation of the Most Recent Balance Sheet.  There is no contest, claim, defense or right of setoff relating to the amount or validity of such notes or accounts receivable.  Section 4.7 of the Disclosure Schedule sets forth an accurate and complete list and the aging of all notes and accounts receivable as of October 31, 2025.
Section 4.8No Undisclosed Liabilities.  The Company does not have any Liability except for (a) Liabilities accrued or expressly reserved for in line items on the Interim Balance Sheet, (b) Liabilities incurred in the ordinary course of business after the date of the Interim Balance Sheet, (c) Liabilities with respect to professional service fees and expenses incurred in connection with the negotiation or preparation of this Agreement and the transactions contemplated hereby which, as of the Closing, will be set forth on the Closing Consideration Schedule, and (d) obligations (not arising from negligence, breach, fraud or other nonfeasance, malfeasance or misfeasance of or by the Company) in connection with the Contracts set forth in Section 4.13(a) of the Disclosure Schedule.
Section 4.9Absence of Certain Changes and Events.  Since the date of the Most Recent Balance Sheet, the Company has conducted its business only in the ordinary course of business and there has not been any Material Adverse Effect.  Without limiting the generality of the previous sentence, since the date of the Most Recent Balance Sheet, there has not been with respect to the Company any:

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(a)amendment to the Company Certificate of Organization or the Company Operating Agreement;
(b)change in its authorized or issued equity interests, or issuance, sale, grant, repurchase, redemption, pledge or other disposition of or Encumbrance on any of its equity securities or any securities convertible, exchangeable or redeemable for, or any options, warrants or other rights to acquire, any such securities;
(c)split, combination or reclassification of any of its equity interests;
(d)declaration, setting aside or payment of any dividend or other distribution (whether in Cash, securities or other property) in respect of its equity interests;
(e)(i) incurrence of any Indebtedness for borrowed money or guarantee of any Indebtedness of another Person, (ii) issuance, sale or amendment of any of its debt securities or warrants or other rights to acquire any of its debt securities, any guarantee of any debt securities of another Person, or entry into any arrangement having the economic effect of any of the foregoing, (iii) loans, advances or capital contributions to, or investment in, any other Person;
(f)sale, lease, license, pledge or other disposition of or Encumbrance on any of its properties or assets;
(g)acquisition (i) by merger or consolidation with, or by purchase of all or a substantial portion of the assets or any equity of, or by any other manner, any business or Person or (ii) of any assets that are material to the Company individually or in the aggregate;
(h)damage to, or destruction or loss of, any of its assets or properties with an aggregate value to the Company in excess of $10,000, whether or not covered by insurance;
(i)entry into, modification, acceleration, cancellation or termination of or receipt of notice of termination of, any Contract (or series of related Contracts) which involves a total remaining commitment by or to the Company of at least $10,000 or otherwise outside the ordinary course of business;
(j)(i) adoption, entry into, termination or amendment (whether written or oral) of any Company Plan, collective bargaining agreement, or Contract with any current or former employee, officer, manager, or Contractor of the Company, (ii) increase in the compensation or fringe benefits of, or payment of any bonus to, any current or former manager, officer, employee or Contractor, (iii) hiring or termination of any employee or Contractor of the Company, promotion, demotion or other change to the employment status or title of any officer of the Company or resignation or removal of any manager of the Company, (iv) grant by the Company of any severance, termination pay or bonus (in Cash or otherwise) to any current or former employee or Contractor, (v) amendment to or acceleration of the payment, right to payment or vesting of any compensation or benefits, (vi) payment of any benefit not provided for as of the date of this Agreement under any Company Plan, (vii) grant of any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of options, equity appreciation rights, equity-based or equity-related awards, performance units or restricted units, or the removal of existing restrictions in any Company Plans or Contracts or awards made thereunder

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or (viii) any action, other than in the ordinary course of business, to fund or in any other way secure the payment of compensation or benefits under any Company Plan;
(k)cancellation, compromise, release or waiver of any claims or rights (or series of related claims or rights) with a value exceeding $10,000 or otherwise outside the ordinary course of business;
(l)settlement or compromise in connection with any Proceeding;
(m)capital expenditure or other expenditure with respect to property, plant or equipment in excess of $10,000 in the aggregate for the Company;
(n)change in accounting principles, methods or practices or investment practices, including any changes as were necessary to conform with relevant GAAP;
(o)change in payment or processing practices or policies regarding intercompany transactions;
(p)acceleration or delay, except in the ordinary course of business, in (i) the payment of accounts payable, accrued expenses or other Liabilities, or (ii) in the collection of notes or accounts receivable;
(q)making of or change in any Tax election, adoption of or change in any Tax accounting method, entering into any closing agreement or Tax ruling, settlement or compromise of any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, surrender of any right to claim a Tax refund or filing of any amended Tax Return, registration of the Company to pay Tax in a jurisdiction in which the Company was not previously registered; and
(r)authorization of or entry into any Contract by the Company to take any of the actions described in this Section 4.9.
Section 4.10Assets.  The Company has good and valid title to, or in the case of leased or licensed properties and assets, valid leasehold or license interests in, all of the tangible properties and tangible assets owned, leased, licensed or operated by it, including those shown on the Interim Balance Sheet or acquired after the date thereof, free and clear of any Encumbrances.  Each item of tangible property is in good operating condition and repair, ordinary wear and tear excepted, and is suitable for the purposes for which it is being used.  The tangible property owned, leased or licensed by the Company constitutes all such tangible property used in or necessary to conduct the businesses of the Company as conducted as of the date of this Agreement.
Section 4.11Real Property.
(a)The Company does not own, and has never owned, any real property.
(b)Section 4.11(b) of the Disclosure Schedule sets forth an accurate and complete description (by street address of the subject leased real property, the date and term of the lease, sublease or other occupancy right, the name of the parties thereto, each amendment thereto and the

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aggregate annual rent payable thereunder) of all land, Improvements (as defined below) and other interests in real property leased or otherwise occupied by the Company (the “Leased Real Property”).  The Company has made available to the Buyer accurate and complete copies of all leases relating to the Leased Real Property.  With respect to each such lease, the Company has not exercised or given any notice of exercise, nor has any lessor or landlord exercised or given any notice of exercise by such party, of any option, right of first offer or right of first refusal contained in any such lease.  The rent payment set forth in each lease of the Leased Real Property is the actual rent payment being paid, and there are no separate agreements or understandings with respect to the same.  Each lease of the Leased Real Property grants the tenant under the lease the exclusive right to use and occupy the demised premises thereunder.
(c)The Company has valid leasehold interests in the Leased Real Property, in each case free and clear of any Encumbrances.
(d)The Company is in peaceful and undisturbed possession of the Leased Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability of the Company to use such Leased Real Property for the purposes for which it is currently being used.
(e)Except as set forth in Section 4.11(e) of the Disclosure Schedule, the Company has not subleased, licensed or otherwise granted to any Person the right to use or occupy any portion of the Leased Real Property, and the Company has not received notice, and the Company has no Knowledge, of any claim of any Person to the contrary.  There are no Contracts outstanding for the sale, exchange, Encumbrance, lease or transfer of any of the Leased Real Property, or any portion thereof.
(f)Use of the Leased Real Property for the various purposes for which it is presently being used is permitted as of right under applicable urbanization, zoning and other land use Laws and is not subject to “permitted non-conforming” use or structure classifications.  All buildings, structures, fixtures and other improvements, including the roof, foundation and floors and the heating, ventilation, air conditioning, mechanical, electrical and other building systems, included in the Leased Real Property (collectively, the “Improvements”) are in compliance with all applicable Laws, including those pertaining to health and safety, zoning, building and construction requirements.  No part of any Improvement encroaches on, or otherwise conflicts with the property rights of, any real property not included in the Leased Real Property, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Leased Real Property, or otherwise conflict with the property rights and construction requirements of the Company.  To the Knowledge of the Company, the Improvements are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, are free from latent and patent defects, are suitable for the purposes for which they are being used and currently planned to be used by the Company and have been maintained in accordance with normal industry practice.  The Leased Real Property constitutes all such property used in or necessary to conduct the businesses of the Company as conducted and as currently planned to be conducted by the Company.
(g)All certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all Governmental Authorities, boards of fire underwriters, associations or any other Person having jurisdiction over the Leased

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Real Property that are required or appropriate to use or occupy the Leased Real Property or operate the Company’s business as currently conducted thereon, have been issued and are in full force and effect.  The Company has not received any notice from any Governmental Authority or other Person having jurisdiction over the Leased Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and, to the Company’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to the issuance of any such notice or the taking of any such action.
(h)There are no Taxes with respect to any Leased Real Property or portion thereof that are delinquent and there is, to the Company’s Knowledge, no pending or threatened increase or special assessment or reassessment of any such Taxes.
Section 4.12Intellectual Property.
(a)Section 4.12(a) of the Disclosure Schedule sets forth a true, accurate and complete list of all (i) Registrations and Domain Names owned, and Social Media Accounts registered, by or on behalf of the Company, indicating, as applicable, the application date, registration date, filing number, registration number, title, jurisdiction, and name(s) of all current applicant(s) and registered owner(s) and, for Domain Names, the registrant, registrar, and expiration date, and for Social Media Accounts, the service and registrant; and (ii) unregistered Owned Intellectual Property that is material to the conduct of the business of the Company as conducted as of the Closing Date, specifying as to each the owner thereof (including any other Person who possesses any ownership interest therein).
(b)All Company Intellectual Property is either: (i) owned by the Company and was developed and created by Persons who have granted by way of a valid, enforceable, perpetual and irrevocable present assignment, or as a work-made-for-hire, all of their right, title and interest therein to the Company, to the extent such right, title and interest did not vest automatically in the Company by operation of Law; or (ii) duly and validly licensed, or otherwise authorized, for Exploitation by the Company in the manner currently used by the Company in the conduct of its business, as used by the Company immediately prior to the Closing Date.  The Company has taken all necessary actions to maintain and protect each item of Owned Intellectual Property.
(c)Except as disclosed in Section 4.12(c) of the Disclosure Schedule, each item of Company Intellectual Property is free and clear of any Encumbrances.
(d)Except as disclosed in Section 4.12(d) of the Disclosure Schedule, the Company has not transferred ownership of, granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Company Intellectual Property to any other Person.
(e)Section 4.12(e) of the Disclosure Schedule lists all Contracts and licenses pursuant to which the Company has obtained a license from a third party with respect to any Intellectual Property and all Contracts and licenses pursuant to which the Company has granted any Person a license to use any Company Intellectual Property.  The Company is not in breach of, and has not been in breach of, any of the Contracts and licenses listed in Section 4.12(e) of the Disclosure

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Schedule, and to the Company’s Knowledge, no other party to any such Contract or license is or has been in breach thereof.
(f)The Company has paid all Registration, maintenance, renewal and other fees and filed all documents due prior to the date hereof to the relevant Governmental Authority that are necessary to obtain, maintain or enforce any item of Registered Intellectual Property.  The Registered Intellectual Property is subsisting, and, to the Knowledge of the Company and excluding applications for Registration or issuance, valid, enforceable and in full force and effect.  To the Knowledge of the Company, there are no facts, circumstances or information that (i) would render any Registered Intellectual Property invalid or unenforceable; or (ii) would adversely affect any pending application for any Registrations of the Registered Intellectual Property.  All Copyright assignments regarding any one or more of the Company Works have been filed or recorded with the U.S. Copyright Office, solely or jointly, in the name of the Company.
(g)No Owned Intellectual Property has expired or been cancelled, abandoned, passed into the public domain or otherwise terminated or lapsed, and payment of all renewal and maintenance fees, costs and expenses in respect thereof, and all filings related thereto, have been duly made.  To the Knowledge of the Company, there are no facts, circumstances or information that: (i) would render any Company Intellectual Property or Company Works invalid or unenforceable; or (ii) would adversely affect any pending application for any Registrations of the Company Intellectual Property or Company Works.
(h)The Company has not received any written notice reverting, extinguishing or otherwise terminating (or stating an intent to revert, extinguish or otherwise terminate) any rights of the Company in any Company Intellectual Property under 17 U.S.C.  §203 or §304(c) and their foreign equivalents and there is no reasonable basis for a claim that any Person holds or may hold or may exercise any such right.
(i)To the Company’s Knowledge, all use of the Social Media Accounts controlled by the Company and used by the Company in the conduct of its business immediately prior to the Closing Date complies in all material respects with all (i) terms and conditions, terms of use, terms of service and other Contracts applicable to such Social Media Accounts; and (ii) applicable Law.
(j)The conduct by the Company of the businesses of the Company does not and has not: (i) Infringed any Intellectual Property of any other Person; (ii) violated any right of privacy or publicity of any other Person; or (iii) defamed any other Person.
(k)To the Company’s Knowledge, no other Person is materially Infringing or disclosing in an unauthorized manner any Owned Intellectual Property or Company Works.  The Company is not party to any settlement, covenant not to sue or Judgment that restricts its ability to Exploit the Company Intellectual Property or any Company Works, and to the Knowledge of the Company, there has not been any unauthorized Exploitation or any Infringement of any Owned Intellectual Property by any third party (including any employees or other personnel of the Company).

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Section 4.13Material Contracts.
(a)Section 4.13(a) of the Disclosure Schedule sets forth an accurate and complete list of each Contract (or group of related Contracts) to which the Company is a party or otherwisebound, which:
(i)provides for payments to or by the Company of $10,000 or more on an annual basis and which, in each case, cannot be cancelled without penalty or without more than ninety days’ notice;
(ii)is for capital expenditures by the Company in excess of $10,000;
(iii)is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to the borrowing of money or extension of credit, other than accounts receivable and payable in the ordinary course of business;
(iv)is a lease or sublease of real or personal property, or that otherwise affects the ownership of, leasing of, title to, or use of, any real or personal property;
(v)with an Affiliate of the Company;
(vi)is for the employment of, or receipt of any services from, any employee or Contractor of the Company on a full-time, part-time, consulting or other basis;
(vii)provides for severance, termination, change in control or similar payments or benefits to the Company’s current or former managers, officers, employees or Contractors;
(viii)provides for a loan or advance of any amount to any manager or officer of the Company, other than advances for travel and other appropriate business expenses in the ordinary course of business;
(ix)is an agreement or plan, including any option plan, equity appreciation rights plan or equity purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or in connection with additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
(x)is a joint venture, partnership or other Contract involving any joint conduct or sharing of any business, venture or enterprise, or sharing of profits or Losses or pursuant to which the Company has any ownership interest in any other Person or business enterprise;
(xi)contains a license or similar grant of rights from a third party to the Company with respect to any Intellectual Property (other than non-exclusive end user licenses of unmodified, commercially available off-the-shelf software provided in executable form only and used solely for internal use and with a total replacement cost of less than 10,000), or contains a license or similar grant of rights from the Company to any Person to use any Company Intellectual Property;

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(xii)contains any limitation of the right of the Company to engage in any line of business or to compete (geographically or otherwise) with any Person, grants any exclusive rights to make, sell or distribute any Company Products, grants any “most favored nation” or similar rights or otherwise prohibits or limits the right of the Company to make, sell or distribute any products or services, or grants any right of first refusal, right of first offer or similar rights;
(xiii)involves payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of the Company;
(xiv)is a power of attorney granted by or on behalf of the Company;
(xv)is a written warranty, guaranty or other similar undertaking with respect to contractual performance of a third party extended by the Company;
(xvi)provides insurance with respect to the business, properties, assets or operations of the Company;
(xvii)provides for the indemnification by the Company of any Person or the assumption of any Liability of any Person;
(xviii)relates to the acquisition or disposition of any business or material asset or assets of the Company or any other Person outside the ordinary course of the Company’s business;
(xix)is a settlement agreement with respect to any pending or threatened Proceeding entered into within three years prior to the date of this Agreement;
(xx)is a Contract with any Governmental Authority or third party to provide products or services to any Governmental Authority; or
(xxi)is otherwise material to the business, properties, assets or Liabilities of the Company.
(b)The Company has made available to the Buyer an accurate and complete copy (in the case of each written Contract) or an accurate and complete written summary (in the case of each oral Contract) of each of the Contracts required to be listed in Section 4.13(a) of the Disclosure Schedule (the “Material Contracts”).  With respect to each such Material Contract:
(i)the Material Contract is a legal, valid, binding and enforceable obligation of the Company and the other party or parties thereto, and is in full force and effect except to the extent it has previously expired in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies;
(ii)the Company and the other parties thereto have performed all of their respective material obligations required to be performed under the Material Contract;
(iii)neither the Company nor any other party to the Material Contract is in breach or default thereunder and no event has occurred that (with or without notice, lapse of time

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or both) would constitute a breach or default by the Company or, to the Company’s Knowledge, by any such other party, or permit termination, cancellation, acceleration, suspension or modification of any obligation or loss of any material benefit under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the Company Units or any of the properties or assets of the Company under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under, the Material Contract, nor has the Company given or received notice or other communication alleging the same; and
(iv)the Material Contract is not under renegotiation (nor has written demand for any renegotiation been made) and no party has repudiated any portion of the Material Contract.
(c)No manager, agent, employee or Contractor of the Company is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition or proprietary rights agreement, with any other Person that in any material manner adversely affects or will affect (i) the performance of his or her duties for the Company, (ii) his or her ability to assign to the Company rights to any invention, improvement, discovery or information relating to the business of the Company or (iii) the ability of the Company to conduct its business.
(d)Except as set forth in Section 4.13(a)(xix) of the Disclosure Schedule, the Company is not, and at any time within the past three years has not been, party to any Contract with any Governmental Authority or with a third party to provide products or services to any Governmental Authority.
Section 4.14Tax Matters.
(a)The Company has timely filed or will timely file all income Tax Returns and other material Tax Returns required to be filed on or before the Closing Date, and each such Tax Return is accurate and complete in all material respects.  The Company has timely paid all Taxes of the Company due with respect to the taxable periods covered by such Tax Returns and has timely paid all other Taxes required to have been paid (whether or not shown as due and owing on any Tax Return).  No claim has ever been made in writing to the Company by a Governmental Authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation by that jurisdiction.  The Company has not requested an extension of time within which to file any Tax Return which Tax Return has not since been filed.
(b)The Company currently has, and as of the Closing Date will have, no additional Liability for Taxes with respect to any Tax Return which was required by applicable Laws to be filed on or before the Closing Date, other than those unpaid Liabilities for Taxes reflected as Liabilities in line items on the Interim Balance Sheet.  The amounts reflected as Liabilities in line items on the Interim Balance Sheet for all Taxes are adequate to cover all unpaid Liabilities for all Taxes of the Company, whether or not disputed, that have accrued with respect to, or are applicable to, taxable periods ended on or before October 31, 2025.  Since October 31, 2025, the Company has not incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP.
(c)All Taxes that the Company is required by Law to withhold or collect, including sales and use Taxes and amounts required to be withheld or collected in connection with any

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amount paid or owing to any employee, Contractor, creditor, Unitholder, or other third party, have been duly withheld or collected.  To the extent required by applicable Law, all such amounts have been or will be timely paid over to the proper Governmental Authority or, to the extent not yet due and payable, are held in separate bank accounts for such purpose.
(d)No federal, state, local or foreign audits or other Proceedings are pending or being conducted, nor has the Company received within the past three years any written (i) notice from any Governmental Authority that any such audit or other Proceeding is pending, threatened or contemplated, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted or assessed by any Governmental Authority against the Company, with respect to any Taxes due from or with respect to the Company or any Tax Return filed by or with respect to the Company.  The Company has not granted or been requested to grant any waiver of any statutes of limitations, which has continuing effect, applicable to any material claim for Taxes or with respect to a material Tax assessment or deficiency.
(e)All Tax deficiencies that have been claimed, proposed or asserted in writing against the Company have been fully paid or finally settled, and no issue has been raised in writing in any examination which, by application of similar principles, could reasonably be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined.
(f)No position has been taken on any Tax Return with respect to the business or operations of the Company for a taxable period for which the statute of limitations for the assessment of any Taxes with respect thereto has not expired that is contrary to any publicly announced position of a taxing authority which has the jurisdiction or ability to exercise its rights or discretion to audit or review such Tax Return.  The Company has disclosed on such U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of income Tax under Section 6662 of the Code.
(g)The Company is not a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar Contract with respect to Taxes (including any advance pricing agreement, closing agreement or other Contract relating to Taxes with any Governmental Authority, and excluding commercial Contracts entered into in the ordinary course of business, such as leases and loan agreement, that are not primarily related to Taxes).
(h)The Company is not nor has been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local Law), other than a group of which the Company is the common parent, and the Company does not have any Liability for Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of foreign, state or local Law), as a transferee or successor, by operation of Law, by Contract or otherwise.
(i)The Company has properly been treated as a corporation for U.S. federal income tax purposes from February 24, 2023 through the date hereof.  The Company is not nor has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

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(j)There are no Encumbrances upon any properties or assets of the Company arising from any failure or alleged failure to pay any Tax (other than Encumbrances relating to Taxes not yet due and payable).
(k)The Company has delivered or made available to the Buyer correct and complete copies of all Tax Returns for any tax period ending on or before December 31, 2024.
(l)The Company has not made any election or participated in any arrangement whereby any Tax Liability or any Tax asset of the Company was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax Liability or any Tax asset of any other Person.
(m)There are no outstanding rulings of, or requests for rulings with, any Tax authority expressly addressed to the Company that are, or if issued would be, binding upon the Buyer for any Tax period or portion thereof ending after the Closing Date.
(n)The Company has not executed, become subject to or entered into any closing agreement pursuant to Section 7121 of the Code or any similar or predecessor provision thereof under the Code or other applicable Tax Laws that would be binding on the Buyer for any Tax period or portion thereof ending after the Closing Date.
(o)The Company has not received approval to make or agreed to a change in accounting method or have any application pending with any Tax authority requesting permission for any such change.
(p)The Company will not be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any installment sale or open transaction disposition made on or prior to the Closing Date, (B) any prepaid amount received on or prior to the Closing Date, (C) any “closing agreement” as described in Section 7121 of the Code (or any comparable provision of applicable Tax Law) executed on or prior to the Closing Date, (D) any deferred intercompany gain or excess loss account under Treasury Regulations promulgated under Section 1502 of the Code (or any comparable provision of applicable Tax Law), created as a result of any transactions or other events occurring on or prior to the Closing Date, (E) a change in the method of accounting made on or prior to the Closing Date or (F) election under Section 108(i) of the Code (or any comparable provision of applicable Tax Law).  The Company uses the accrual method of accounting for income Tax purposes.
(q)The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(r)The Company (i) has no and has never had a permanent establishment in any country other than the country in which it is organized and resident, (ii) has never engaged in a trade or business in any country (other than the country in which it is organized and resident) that subjected it to Tax in such country, or (iii) has not and has never been subject to Tax in a jurisdiction outside the country in which it is organized or resident.

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(s)The Company has not, nor has it ever participated in (within the meaning of Treasury Regulations Section 1.6011-4(c)(3)) any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).
(t)The Company is in compliance in all material respects with all applicable transfer pricing Laws.  The prices for any property or services (or for the use of property) provided by the Company to any related entity or Person or by any related entity or Person to the Company have been arm’s length prices, determined using a method permitted by the Treasury Regulations under Section 482 of the Code and, where applicable, a method permitted under the Tax Laws of any relevant foreign jurisdiction.
(u)The Company is in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.
(v)The Company has not deferred any Taxes pursuant to the CARES Act or any other corresponding or similar provision of other applicable Law enacted in connection with COVID-19.  The Company is entitled to and has properly claimed any Tax credits the Company has affirmatively applied for, filed for or otherwise claimed pursuant to the CARES Act or any other corresponding or similar provision of other applicable Law enacted in connection with COVID-19.  Section 4.14(v) of the Disclosure Schedule is an accurate and complete listing of any Tax deferrals or Tax credits the Company has affirmatively applied for, filed for or otherwise claimed pursuant to the CARES Act or any other corresponding or similar provision of other applicable Law enacted in connection with COVID-19.
(w)The Company has delivered to Buyer true, correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS center with respect to any Company Common Units that was initially subject to a vesting arrangement or to other property issued by the Company to any of its employees, non-employee managers, consultants or other service providers.  Except as set forth on Section 4.14(w) of the Disclosure Schedule, no payment to any Unitholder of any portion of the Closing Merger Consideration payable pursuant to Section 2.8 will result in compensation or other income to any Unitholder with respect to which the Buyer or the Company would be required to deduct or withhold any Taxes.
(x)Section 4.14(x) of the Disclosure Schedule lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company is a party.  Each such nonqualified deferred compensation plan to which the Company is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements.  No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.
(y)No Contractor was or will be considered as an employee of the Company by an applicable Tax authority.

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(z)Except as set forth on Section 4.14(z) of the Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any ERISA Affiliate to which the Company is a party or by which the Company or its assets are bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or would reasonably be expected to, as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that would reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) or be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).  Section  4.14(z) of the Disclosure Schedule lists each Person (whether United States or foreign) who as of the Closing will be, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the date of this Agreement.  No securities of the Company or any Unitholder is readily tradable on an established securities market or otherwise (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) such that the Company is ineligible to seek shareholder approval in a manner that complies with Section 280G(b)(5) of the Code.  The Company has never had any obligation to report, withhold or gross up any excise Taxes under Section 409A, 280G or Section 4999 of the Code.
Section 4.15Employee Benefit Matters.
(a)Section 4.15(a) of the Disclosure Schedule sets forth an accurate and complete list of all Company Plans.
(b)The Company has made available to the Buyer correct and complete copies of: (i) all documents embodying each Company Plan and (ii) all communications material to any employee or employees relating to any Company Plan and any proposed Company Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material Liability to the Company.
(c)Neither the Company nor any ERISA Affiliate has ever established, maintained or contributed to, or had an obligation to maintain or contribute to, or had any Liability under or with respect to, any (i) multiemployer plan as defined in Section 3(37)(A) of ERISA, (ii) pension plan subject to Title IV of ERISA or subject to any similar non-United States Law relating to defined benefit pension plans, (iii) voluntary employees’ beneficiary association under Section 501(c)(9) of the Code, (iv) welfare benefit fund as defined in Section 419(e) of the Code, (v) self-insured plan (including any plan pursuant to which a stop-loss policy or Contract applies), (vi) employee welfare plan described in Section 3(1) of ERISA that has two or more contributing sponsors at least two of which are not under common control within the meaning of Section 3(40) of ERISA, or (vii) health or welfare benefits for any retired or former employee, or their beneficiaries or dependents, nor is the Company obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

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(d)There have been no acts or omissions by the Company or any of its ERISA Affiliates which have given rise to or may reasonably be expected to give rise to interest, fines, penalties, Taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company or any of its ERISA Affiliates may be liable or under Section 409A of the Code for which the Company, any of its ERISA Affiliates or any current or former manager, officer, employee or consultant of the Company or any of its ERISA Affiliates that is a nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) may be liable.  No event has occurred, and no conditions or circumstance exists, that would reasonably be expected to subject the Company or any of its ERISA Affiliates to penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Healthcare Reform Laws.  Each Company Plan is and at all times has been maintained, funded, operated and administered, and the Company has performed all of its obligations under each Company Plan, in each case in accordance with the terms of such Company Plan in compliance with all applicable Laws, including ERISA and the Code.  The Company has complied with the provisions of COBRA, the Health Insurance Portability and Accountability Act of 1996 and the Family Medical Leave Act 1993.  All contributions required to be made to any Company Plan by applicable Law and the terms of such Company Plan, and all premiums due or payable with respect to insurance policies funding any Company Plan, for any period through the Closing Date, have been timely made or paid in full or, to the extent not required to be made or paid on or before the Closing Date, have been fully reflected in line items on the Interim Balance Sheet or the accounting records of the Company as of the Closing Date, as the case may be.  All returns, reports and filings required by any Governmental Authority or which must be furnished to any Person with respect to each Company Plan have been duly and timely filed or furnished.
(e)No claim against, or Proceeding involving, any Company Plan or, to the Company’s Knowledge, any fiduciary thereof is pending or is threatened, which could reasonably be expected to result in any Liability, direct or indirect (by indemnification or otherwise) of the Company to any Governmental Authority or any Person, and no event has occurred or circumstance exists that may give rise to any such Liability.
(f)The Company has the right to modify and terminate each Company Plan, and each Company Plan permits assumption thereof by the Buyer or the Buyer’s Subsidiaries upon the Closing without the consent of the participants or any other Person.
(g)Neither consummation of the transactions contemplated by this Agreement nor this Agreement (whether separately or together with any other action) will accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any current or former manager, officer, employee or consultant of the Company or any of its ERISA Affiliates, under any Company Plan or otherwise.  None of the Company or any of its ERISA Affiliates is a nonqualified entity within the meaning of section 457A of the Code.
Section 4.16Employment and Labor Matters.
(a)Section 4.16(a) of the Disclosure Schedule sets forth an accurate and complete list of (i) all employees currently performing services for the Company, including each employee on leave of absence or furlough status, along with each such employee’s position, date of hire, status as exempt or non-exempt, total annual base compensation or hourly rate of pay (as applicable),

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bonus and commission information (as applicable), scheduled increases in compensation, accrued but unused sick leave, accrued but unused vacation leave, and service credited for purposes of vesting and eligibility to participate under any Company Plan and (ii) all employees whose services for the Company have ended within the two-year period preceding the date of this Agreement and the date of termination for each such employee.  To the Company’s Knowledge, no officer Key Operator of the Company intends to terminate his, her or their employment with the Company within the 12-month period following the date hereof.
(b)Section 4.16(b) of the Disclosure Schedule sets forth an accurate and complete list of all individuals currently performing services (on an independent basis or through a separate entity) for the Company who are classified as independent contractors, temporary employees or consultants and not as employees (collectively, “Contractors”), the date of engagement and the rate of compensation of each such individual, the total compensation paid to each such individual in the current and prior calendar years, and whether the Company is party to a written agreement with such individual.  The Company has timely paid all amounts due to Contractors and is not liable for any arrears of compensation due to a Contractor.  All individuals currently and formerly classified as Contractors are and have been properly classified as Contractors under applicable Laws.  There are no Proceedings against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed with any Governmental Authority, alleging misclassification of a current or former Contractor.  Except as set forth in Section 4.16(b) of the Disclosure Schedule, neither the Company nor any Contractor has given notice of intent to terminate an agreement between the Company and any Contractor.  Furthermore, except as set forth in Section 4.16(b) of the Disclosure Schedule, all agreements with Contractors are terminable by the Company without monetary penalty and upon providing notice of 30 days or less.
(c)Neither the Company nor any ERISA Affiliate is, or has been, a party to or bound by any collective bargaining, works council or other Contract with any labor union, works council or representative of any employee group, nor is any such Contract being negotiated by the Company or ERISA Affiliate.  The Company has no Knowledge of any union organizing, election or other similar activities made or threatened at any time within the past three years by or on behalf of any union, works council or other labor organization or group of employees with respect to any employees of the Company.  There is no union, works council, or other labor organization, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement.
(d)The Company has not experienced any labor strike, picketing, slowdown, lockout, employee grievance process or other work stoppage or labor dispute, nor to the Company’s Knowledge is any such action threatened.  To the Company’s Knowledge, no event has occurred or circumstance exists that may provide the basis for any such action, nor does the Company contemplate a lockout of any employees.
(e)The Company is, and for the past three years has been, in material compliance with all applicable Laws respecting employment, employment practices, and terms and conditions of employment, including Laws relating to worker classification, prohibited discrimination, harassment, retaliation, equal employment, fair employment practices, meal and rest periods, immigration (including Form I-9 and any applicable E-Verify requirements), employee safety and health, workers compensation, employee privacy, wages (including overtime wages), and hours of

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work.  With respect to employees, the Company: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).  The Company does not have any material Liability with respect to any misclassification of: (a) any Person as Contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.
(f)There is no Proceeding pending or, to the Company’s Knowledge, threatened against or affecting the Company relating to the alleged violation by the Company (or its managers or officers) of any Law pertaining to labor relations, immigration or employment matters.  The Company has not committed any unfair labor practice, nor has there been any charge or complaint of unfair labor practice filed or, to the Company’s Knowledge, threatened against the Company before the National Labor Relations Board or any other Governmental Authority.  There has been no complaint or charge of discrimination or harassment filed or, to the Company’s Knowledge, threatened against the Company with the Equal Employment Opportunity Commission or any other Governmental Authority.  No Proceeding or allegations have been made against the Company or any manager, officer, employee, consultant or independent contractor thereof, in each case, in connection with the Company, for discrimination, sexual or other harassment, or retaliation, nor are any such Proceedings threatened or pending, nor is there any reasonable basis for such a claim.
(g)The Company has not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, or any similar foreign, state or local Law, and no such action will be implemented without advance notification to the Buyer.  No terminations prior to the Closing would trigger any notice or other obligations under the Worker Adjustment and Retraining Notification Act of 1988 or similar foreign, state or local Law.
(h)The Company is complying with the Immigration Reform and Control Act of 1986, as amended, and related promulgating regulations, and has properly completed Forms I-9 to verify the identity and work authorization status of each of its employees.  To the Company’s Knowledge, all of the Company’s Contractors physically present in the United States are authorized to work in the United States.  The Company has retained a Form I-9 for each applicable employee and former employee and all other records, documents, or other papers that are required to be retained with Form I-9 by the Company, including any E-Verify reports.
(i)The Company has not been fined or threatened with a fine, been cited by or involved in legal Proceedings with, or been audited by the U.S. Citizenship and Immigration Services, the United States Department of Labor (the “DOL”), the U.S. Immigration and Customs Enforcement, or any other similar Governmental Authority.

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(j)No employee of the Company is employed under an employer-petitioned or employer-sponsored nonimmigrant visa or work authorization.  There are no employees for whom the Company has petitioned for employment-based lawful permanent residence status.
(k)The Company has not received a “No-Match/Mismatch” letter from the Social Security Administration.
Section 4.17Environmental, Health and Safety Matters.
(a)The Company is, and for the last three years has been, in compliance with all, and not subject to any Liability under any, Environmental Laws and Occupational Safety and Health Laws.  Without limiting the generality of the foregoing, the Company has obtained and complied with all Governmental Authorizations that are required pursuant to Environmental Laws and Occupational Safety and Health Laws for the occupation of its facilities and the operation of its businesses.
(b)The Company has not received any notice, report or other written communication or information regarding (i) any actual, alleged or potential violation of, or failure to comply with, any Environmental Law or Occupational Safety and Health Law or (ii) any Liability or potential Liability, including any investigatory, remedial or corrective obligation, relating to the Company or any Leased Real Property or other property or facility currently or previously owned, leased, operated or controlled by the Company arising under any Environmental Law or Occupational Safety and Health Law.
(c)To the Company’s Knowledge, no Hazardous Material contamination, landfill, surface impoundment, disposal area or underground storage tank is present or has ever been present at any Leased Real Property or other property or facility currently or previously owned, leased, operated or controlled by the Company.
(d)The Company has not, either expressly or by operation of Law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person relating to any Environmental Law.
(e)No event or circumstance relating to the operations of, or the properties or facilities currently or previously owned, leased, operated or controlled by, the Company is reasonably likely (i) to prevent, hinder or limit continued compliance with any Environmental Law or Occupational Safety and Health Law, (ii) to give rise to any investigatory, remedial or corrective obligations pursuant to any Environmental Law or Occupational Safety and Health Law, or (iii) to give rise to any other Liability pursuant to any Environmental Law or Occupational Safety and Health Law.
Section 4.18Compliance with Laws, Judgments and Governmental Authorizations.
(a)The Company has complied in all material respects with all, and the Company has not materially violated any, Laws, Judgments and Governmental Authorizations applicable to it or to the conduct of its business or the ownership or use of any of its properties or assets.  The Company has not received at any time any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any Law, Judgment or Governmental Authorization, or any

1754686676.2

actual, alleged or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
(b)Each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company, is valid and in full force and effect and will not be terminated or breached as a result of the Merger.  The Company possesses, and has made available to the Buyer, all of the Governmental Authorizations necessary to permit the Company to conduct its business lawfully in the manner in which it currently conducts such business and to permit the Company to own and use its assets in the manner in which they own and use such assets currently.
(c)Section 4.18(c) of the Disclosure Schedule sets forth an accurate and complete list of each Judgment to which the Company, or any of the assets owned or used by the Company, is or has been subject.  No manager, officer, employee or agent of the Company is subject to any Judgment that prohibits such manager, officer, employee or agent from engaging in or continuing any conduct, activity or practice relating to the business of the Company.
(d)Neither the Company, nor to the Company’s Knowledge, any of its managers, officers, employees, consultants, representatives, agents or Affiliates (nor any Person acting on behalf of any of the foregoing) has directly, or indirectly through a third-party intermediary, paid, offered, given, promised to pay, or authorized the payment of any money or anything of value (including any gift, sample, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any officer or employee of a Governmental Authority, any Person acting for or on behalf of any Governmental Authority, any political party or official thereof, any candidate for political office or any other Person at the suggestion, request, direction or for the benefit of any of the above-described Persons.
(e)Neither the Company nor, to the Company’s Knowledge, any of its managers, officers, employees, consultants, representatives, agents or Affiliates has violated or is in violation of the Foreign Corrupt Practices Act of 1977 (the “FCPA”), or any other applicable Law of similar effect, including Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
(f)During the last three years, (i) the Company has not conducted an internal investigation or made a voluntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under any applicable Laws and (ii) no Governmental Authority has initiated, or, to the Company’s Knowledge, threatened to initiate, a Proceeding against the Company or any of its managers, officers, employees, consultants, representatives, agents or Affiliates asserting that the Company is not in compliance with any export or import Laws or the FCPA or any other applicable Law.
Section 4.19Legal Proceedings.  Section 4.19 of the Disclosure Schedule sets forth an accurate and complete list of all pending Proceedings (a) by or against any the Company that relate to or may affect the business of the Company, or any of the properties or assets owned, leased or operated by the Company, (b) by or against any of the managers or officers of the Company in their capacities as such or (c) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this

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Agreement.  To the Company’s Knowledge, no other such Proceeding has been threatened, and no event has occurred or circumstances exist that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.  The Company has made available to the Buyer accurate and complete copies of all pleadings or other filings with a court or other Governmental Authority, material correspondence, audit response letters and other documents relating to such Proceedings.  Such Proceedings will not, in the aggregate, have a Material Adverse Effect.
Section 4.20Customers and Suppliers.  Section 4.20 of the Disclosure Schedule lists the names of the Company’s top ten (10) customers with respect to dollar amount of sales and top ten (10) suppliers with respect to dollar amount of purchases, and the dollar amount of purchases or sales which each listed customer and supplier represented during the last completed fiscal year, and for the ten months ended October 31, 2025.  No customer or supplier so listed has indicated within the past 12 months that it will stop or decrease the rate of its transactions or otherwise change its business relationship with the Company.
Section 4.21Product and Service Warranty.  Section 4.21 of the Disclosure Schedule includes accurate and complete copies of the standard terms and conditions of sale for the Company Products (containing applicable guaranty, warranty and indemnity provisions) and a list of those Contracts for the sale of Company Products by the Company that are not in the form of such standard terms.  Except as with respect to the guaranty, warranty and indemnity provisions contained in the Contracts set forth in Section  4.13 of the Disclosure Schedule, the Company is not subject to any Liability or potential Liability under any guaranty, warranty or indemnity provisions entered into by the Company in connection with sale of Company Products that is materially different from the standard terms and conditions set forth in Section  4.21 of the Disclosure Schedule.  To the Company’s Knowledge, each Company Product sold, leased or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties (and, to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any Proceeding, claim or demand against the Company giving rise to any Liability) for replacement or repair thereof or other damages or remedies in connection therewith.
Section 4.22Product Liability.  No facts or circumstances exist that could reasonably be expected to give rise to any Proceeding, claim or demand against the Company giving rise to any Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any Company Product sold, leased or delivered by the Company.
Section 4.23Insurance.  Section 4.23 of the Disclosure Schedule sets forth an accurate and complete list of all insurance policies maintained by the Company.  Section 4.23 of the Disclosure Schedule further sets forth an accurate and complete list of all claims asserted by the Company or with respect to which the Company has provided notice to the applicable insurer pursuant to any such policy and describes the status of the claims.  The Company has not failed to give in a timely manner any notice of any claim that may be insured under any policy required to be listed in Section 4.23 of the Disclosure Schedule and there are no outstanding claims which have been denied or disputed by the insurer.  All insurance policies (taken together) maintained by the Company are of such types and in such amounts and for such risks, casualties and contingencies as is reasonably adequate to fully insure the Company against insurable Losses, damages and

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claims to its business, properties, assets and operations.  The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance program, retrospective premium program or captive insurance program.  All such insurance policies are in full force and effect, no notice of cancellation or premium increase with respect to any such insurance policies has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder.
Section 4.24Data Security Requirements.  To the Company’s Knowledge, the Company, in connection with the operation of its business, is in compliance with, and has been in compliance with, all Data Security Requirements in all material respects.  The Company has implemented and maintains adequate policies and procedures to comply with its obligation under the Data Security Requirements in all material respects.  There has been no Security Breach in the past three (3) years.  There has not been (in the past three (3) years) and there is no Proceeding or claim pending, or, to the Company’s Knowledge, threatened in writing against the Company, and the Company has not received in the past three (3) years written notice from any Person regarding any Security Breach or any non-compliance with any Data Security Requirements.  The transactions contemplated by this Agreement will not result in any Liabilities in connection with any Data Security Requirements.
Section 4.25Relationships with Affiliates.  No Unitholder, nor any Affiliate of any Unitholder or the Company, has or has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Company’s business.  To the Company’s Knowledge, no Unitholder nor any Affiliate of any Unitholder or the Company owns or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has (a) had business dealings or a financial interest in any transaction with the Company or (b) engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company, except for less than 1% of the outstanding capital stock of any competing business that is publicly traded on any recognized exchange or in the over-the-counter market.  The representation set forth in clause (b) of the preceding sentence will not be deemed to apply with respect to the activities of any portfolio company of any Unitholder that is an investment fund or other institutional investor.  Other than the Contracts relating to the ownership of Company Units by the Unitholders, employment agreements, indemnification agreements and similar agreements relating to an employment, consulting, officer or manager relationship or position with the Company, copies of which have been made available to the Buyer, no Unitholder, nor any Affiliate of any Unitholder or the Company, is a party to any Contract with, or has any claim or right against, the Company.
Section 4.26Brokers or Finders.  Neither the Company nor any Person acting on behalf of the Company has incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with any of the transactions contemplated by this Agreement.
Section 4.27SEC Filings.  The Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since January 1, 2021 (all such documents, collectively, the “Company SEC Documents”).  As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last such amendment,

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each Company SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act and the applicable rulings and regulations promulgated thereunder.
Section 4.28Disclosure.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at each time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  To the Company’s Knowledge, no representation or warranty of the Company in this Agreement, nor any document, exhibit, statement, certificate or schedule heretofore or hereinafter furnished to the Buyer or the Merger Sub pursuant hereto, or in connection with the transactions contemplated hereby, including, without limitation, the Disclosure Schedule, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  No notice given pursuant to Section 6.4 and Section 6.11 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  The Company represents that any projections or forecasts regarding future results or activities of the Company have been made in good faith based on reasonable assumptions, but makes no representations or warranties to the Buyer regarding the actual outcome of any projection or forecast regarding future results or activities or the probable success or profitability of the Company.
ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MERGER SUB

Except as set forth in any Buyer SEC Documents filed or submitted on or prior to the date hereof, the Buyer and Merger Sub represent and warrant to the Company that the statements in this Article 5 are true and correct as of the date hereof and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date, which shall have been true and correct as of such earlier date).

Section 5.1Organization and Good Standing.  Each of the Buyer and the Merger Sub is duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation or incorporation, and each has all requisite power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted.
Section 5.2Authority and Enforceability.  Each of the Buyer and the Merger Sub has all requisite power, authority and capacity to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement.  The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of the Buyer and the Merger Sub and no other actions on the part of either the Buyer or the Merger Sub are necessary to authorize this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby (other than the filing and recordation of appropriate documents relating to the Merger as required by the Delaware Act and the Utah Act).  This

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Agreement has been duly executed and delivered by each of the Buyer and the Merger Sub and constitutes the legal, valid and binding obligation of the Buyer and the Merger Sub, enforceable against the Buyer and the Merger Sub in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.  Upon the execution and delivery by the Buyer and the Merger Sub of the Ancillary Agreements to which they are a party, such Ancillary Agreements will constitute the legal, valid and binding obligations of the Buyer and the Merger Sub, enforceable against the Buyer and the Merger Sub in accordance with their terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.
Section 5.3Issuance of Shares.  The shares of Buyer Common Stock issuable in the Merger, when issued by Buyer in accordance with this Agreement, assuming the accuracy of the representations and warranties made by the Company, will be duly issued, fully paid and non-assessable.
Section 5.4Availability of Funds.  The Buyer has, and will have available to it at the times required by this Agreement, sufficient funds to satisfy its monetary obligations (including payment of the Cash Consideration) when due and to consummate the Merger.
Section 5.5No Conflict.  Neither the execution and delivery of this Agreement, nor the consummation or performance of the transactions contemplated by this Agreement, will:
(a)directly or indirectly (with or without notice, lapse of time or both), conflict with, result in a breach or violation of, constitute a default (or give rise to any right of termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit) under, constitute a change in control under, result in any payment becoming due under, or result in the imposition of any Encumbrance on any of the properties or assets of the Buyer or the Merger Sub under the certificate of incorporation or bylaws of the Buyer or the certificate of formation or limited liability company agreement of the Merger Sub, or any resolution adopted by the stockholders or board of directors of the Buyer or the manager or member of Merger Sub; or
(b)require the Buyer or the Merger Sub to obtain any consent, waiver, approval, ratification, permit, license, Governmental Authorization or other authorization of, give any notice to, or make any filing or registration with, any Governmental Authority (other than the filing and recordation of appropriate documents relating to the Merger as required by the Delaware Act and the Utah Act, the filing with the SEC of the Registration Statement (and the declaration of the effectiveness thereof by the SEC) and other filings or consents contemplated herein).
Section 5.6Litigation.  As of the date hereof, there is no Proceeding pending, or to the knowledge of the Buyer, threatened against the Buyer or the Merger Sub that seeks to enjoin any of the transactions contemplated by this Agreement, other than any such Proceeding that has not and would reasonably not be expected to prohibit or materially delay or impair the consummation of the transactions contemplated by this Agreement.

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Section 5.7Ownership and Operation of Merger Sub.  All of the issued and outstanding equity interests of the Merger Sub are, and at and immediately prior to the Effective Time will be, owned by the Buyer.  The Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Effective Time will have engaged in no business activities and will have no assets, Liabilities or obligations of any kind other than those relating to its formation and its entry into this Agreement and the consummation of the transactions contemplated herein.
Section 5.8SEC Filings.  The Buyer has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC pursuant to the Exchange Act or the Securities Act (collectively, all such documents as they have been amended or supplemented since the time of their filing through the date hereof, the “Buyer SEC Documents”).  Each of the Buyer SEC Documents, as of the respective date of its filing, or as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Buyer SEC Documents.  As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Buyer SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Buyer SEC Documents.  To the knowledge of the Buyer, none of the Buyer SEC Documents filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
Section 5.9Registration Statement.  On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act.  The Registration Statement will not, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at each time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Buyer makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished to Buyer by or on behalf of the Company for inclusion in the Registration Statement.
ARTICLE 6

COVENANTS
Section 6.1Access and Investigation.  Between the date of this Agreement and the earlier of the Closing Date and the date this Agreement is terminated pursuant to Section 8.1 (the “Pre-Closing Period”) and upon reasonable advance notice from the Buyer, the Company will (a) afford the Buyer and its directors, officers, employees, agents, consultants and other advisors and representatives reasonable access during normal business hours to all of its properties, books, Contracts, personnel and records as the Buyer may reasonably request, and (b) at the Buyer’s

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expense, furnish promptly to the Buyer and its directors, officers, employees, agents, consultants and other advisors and representatives all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request.
Section 6.2Operation of the Business of the Company.
(a)During the Pre-Closing Period, the Company will (i) conduct its business only in the ordinary course of business consistent with past practice, (ii) use its reasonable best efforts to maintain and preserve its business organization, keep available the services of its current officers, employees, Contractors, agents and advisors, and preserve its business relationships with customers, strategic partners, suppliers, distributors, landlords, creditors and others having business dealings with it, (iii) maintain the Leased Real Property and all of its other properties and assets in good operating condition and repair, subject only to ordinary wear and tear, and (iv) to the extent requested by the Buyer, report periodically to the Buyer concerning the status of its business, operations and finances.
(b)Without limiting the generality of Section 6.2(a) and except as otherwise expressly permitted by this Agreement, the Company will not, except with the prior written consent of the Buyer:
(i)declare, set aside or pay any dividend or other distribution (whether in Cash, securities or other property) in respect of any of its equity interests;
(ii)split, combine or reclassify any of its equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its equity interests or any of its other securities;
(iii)purchase, redeem or otherwise acquire any of its equity interests or any other of its securities or any options, warrants or other rights to acquire any such equity interests or securities; or
(iv)engage in any practice, take any action, or enter into any transaction of the type described in Section 4.9.
Section 6.3Consents and Filings; Reasonable Efforts.  The Company will use its reasonable best efforts to (a) take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, and (b) as promptly as practicable after the date of this Agreement, obtain all Governmental Authorizations from, give all notices to, and make all filings with, all Governmental Authorities, and to obtain all other consents and approvals from, and give all other notices to, all other Persons, that are necessary or advisable in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including those listed in Section 4.3 of the Disclosure Schedule.

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Section 6.4Notification; Disclosure Schedule Delivery.
(a)During the Pre-Closing Period, each of the parties will give prompt notice to the other parties of any failure to comply with or satisfy in any material respect any covenant of such party under this Agreement.
(b)At least five (5) Business Days prior to the Closing, the Company shall deliver to the Buyer the Disclosure Schedule and/or a supplement to the Disclosure Schedule for informational purposes only; provided, however, no delivery of or update to the Disclosure Schedule or other notification delivered after the date of this Agreement pursuant to this Section 6.4(b) will be deemed to amend or supplement the Disclosure Schedule, if any, delivered concurrently with the execution and delivery of this Agreement, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to the party receiving notice, including pursuant to Article 9, other than with respect to any matter or action to which the Buyer consented in writing pursuant to Section 6.2 or otherwise, unless otherwise provided in such consent by the Buyer.
Section 6.5No Negotiation.
(a)The Company shall, and shall cause each of its Unitholders, managers, officers, employees, financial advisors, attorneys, accountants, consultants or other authorized agents, advisors and representatives (collectively, “Representatives”), to immediately cease any discussions or negotiations with any party presently being conducted with respect to any Acquisition Proposal, discontinue access to any non-public information regarding the Company being provided to any party in connection with any Acquisition Proposal and request the return or destruction of any such non-public information provided to any party in connection with any Acquisition Proposal prior to the date of this Agreement, in each case, other than the Buyer and the Merger Sub and their respective Representatives.
(b)The Company shall not, and shall cause its respective Representatives not to, directly or indirectly (i) initiate, solicit, respond to, or take any action to facilitate or encourage any inquiries with respect to, or the making of, any Acquisition Proposal or (ii) engage in any negotiations or discussions with, furnish any information or data to, or enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with any party relating to any Acquisition Proposal.  The Company will be responsible for any act or omission by any Representative of the Company if such act or omission would constitute a breach of the provisions of this Agreement if taken or omitted by the Company.
(c)The Company shall, within 24 hours after its receipt of any Acquisition Proposal, provide the Buyer with a copy of such Acquisition Proposal or, in connection with any non-written Acquisition Proposal, a written statement, (i) setting forth in reasonable detail the terms and conditions of such Acquisition Proposal, and (ii) reaffirming the Company’s compliance with this (a).
Section 6.6Expenses.  Except as otherwise expressly provided in this Agreement, each party will bear its respective direct and indirect expenses incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transactions

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contemplated by this Agreement, including all fees and expenses of its advisors and representatives, whether or not the Merger is consummated.
Section 6.7Confidentiality.
(a)Between the date of this Agreement and the Closing Date, the parties to this Agreement agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement dated as of August 10, 2023, between the Company and the Buyer (the “Confidentiality Agreement”).
(b)From and after the Closing, the confidentiality obligations of the Buyer under the Confidentiality Agreement will terminate.
(c)If a party to this Agreement or any of its respective directors, managers, officers or employees become legally compelled to make any disclosure that is prohibited or otherwise restricted by this Agreement or the Confidentiality Agreement, then such party will comply with the provisions of Section 3 of the Confidentiality Agreement with respect to such disclosure.
Section 6.8Public Announcements.  Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement will be issued at such time and in such manner as the Buyer and the Company mutually determine.  The Company and the Buyer will not, and will not cause or permit any of their respective Representatives to, make any disclosure relating to the transactions contemplated by this Agreement to any Person, except with the prior written consent of the other.  The Buyer and the Unitholder Representative will consult with each other concerning the means by which the employees, customers, suppliers and other Persons having dealings with the Company will be informed of the transactions contemplated by this Agreement, and the Buyer shall have the right to be present for any such communication.
Section 6.9Financial Statements.  After the date of this Agreement and until the Closing, on or before the 15th day of each month, the Company will deliver to the Buyer unaudited financial statements of the Company as of and for the monthly period ending on the last day of the preceding month, which will include a balance sheet and statement of income.  At the time that such financial statements are delivered to the Buyer, the Company will by such delivery be deemed to have made the representations and warranties to the Buyer with respect to such financial statements as set forth in Section 4.5.
Section 6.10Privileges.  The Company is not waiving, and will not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of information to the Buyer and its Representatives in connection with this Agreement and the transactions contemplated by this Agreement.  The Company and the Buyer (a) share a common legal and commercial interest in all of the information and communications that may subject to such protections and privileges, (b) are or may become joint defendants in Proceedings to which such protections and privileges may relate and (c) intend that such protections and privileges remain intact should either party become subject to any actual or threatened Proceeding to which such information or communications relate.  The Company acknowledges and agrees that its Unitholders and the officers and employees of the

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Company will have no right or power after the Effective Time to assert or waive any such protection or privilege except with the prior written approval of the Buyer.
Section 6.11Company Member Approval; Notification; and Representations.
(a)Prior to the Closing, the Company shall deliver to the Buyer certified resolutions adopted by written consent of the Requisite Company Members (the “Written Consent”), evidencing the Company Member Approval by written consent in accordance with the Utah Act, the Company Certificate of Organization and the Company Operating Agreement.  Any materials to be submitted to the Requisite Company Members in connection with the solicitation of their approval of the Merger and this Agreement shall be subject to review and approval by the Buyer (which approval shall not be unreasonably withheld or delayed).
(b)Promptly (and in any case within three days) after the Company obtains the Company Member Approval, the Company shall prepare, with the cooperation of the Buyer, and mail to each Unitholder, a notice (as it may be amended or supplemented from time to time, the “Unitholder Notice”) comprising (i) a statement to the effect that the managers of the Company unanimously recommended that the Company Members having a right to vote under the Company Operating Agreement vote in favor of the adoption of this Agreement and the approval of the principal terms of the Merger and (ii) such other information as the Buyer and the Company may agree is required or advisable under the Utah Act to be included therein.  Prior to its mailing, the Unitholder Notice shall have been approved by the Buyer, and, following its mailing, no amendment or supplement to the Unitholder Notice shall be made by the Company without the approval of the Buyer.  Each of the Buyer and the Company agrees to provide promptly to the other such information concerning its business, financial statements and affairs as, in the reasonable judgment of the Buyer or its counsel, may be required or advisable to be included under the Utah Act in the Unitholder Notice or in any amendment or supplement thereto, and the Buyer and the Company agree to cause their respective Representatives to cooperate in the preparation of the Unitholder Notice and any amendment or supplement thereto.
Section 6.12Closing Consideration Schedule.
(a)In connection with the delivery of the Closing Statement and the estimated Closing Date Balance Sheet, the Company shall deliver to the Buyer three Business Days prior to the Closing Date, a schedule in a form reasonably acceptable to the Buyer, which shall be certified as complete and correct by the Company’s chief financial officer and which shall accurately set forth as of the Closing Date, based on the estimates described in the Closing Statement and the estimated Closing Date Balance Sheet, the following:
(i)the names and addresses of all Unitholders and the class and number of Company Units held by such Unitholders;
(ii)calculations, in reasonable detail, of each Unitholder’s Adjusted Percentage Interest;
(iii)calculations, in reasonable detail, of the Closing Merger Consideration, the Cash Consideration, the Stock Consideration, the Key Operator Stock Consideration, the Investor

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Stock Consideration, the Key Operator Per Unit Stock Consideration, the Investor Per Unit Stock Consideration and the Investor Per Unit Cash Consideration;
(iv)each Unitholder’s aggregate share (based on such Unitholder’s Adjusted Percentage Interest) of the Closing Merger Consideration;
(v)the amount of Cash payable at Closing to each Investor with respect to the Company Units held by such Investor, in accordance with this Agreement;
(vi)that number of shares of Buyer Common Stock issuable to each Unitholder with respect to the Company Units held by such Unitholder in accordance with this Agreement;
(vii)the amounts of all Company Transaction Expenses, Payoff Indebtedness and Change in Control Payments to be paid as of the Closing (such amounts set forth next to the name of each recipient together with applicable dollar amounts);
(viii)wire instructions for each Closing payment to be made by Buyer (the information referred to in items (i) through (viii) of this Section 6.12(a) being collectively referred to as the “Closing Consideration Schedule”).
(b)The Company and the Buyer shall work cooperatively and in good faith to prepare and agree upon the calculations set forth by the Company in the Closing Consideration Schedule.  In connection therewith, the Company shall provide access to all documentary evidence reasonably requested by the Buyer to substantiate all calculations contained therein.  The Buyer shall have the right to fully investigate and substantiate all such calculations, and the Company agrees to promptly and fully cooperate in any such process as reasonably requested by the Buyer.
(c)The parties agree that the Buyer and the Merger Sub shall be entitled to rely on the Closing Consideration Schedule in making payments under this Agreement without verifying any calculations or the determinations regarding such calculations in such Closing Consideration Schedule.
Section 6.13Employee Matters.
(a)Prior to the Closing, the Company shall cooperate with the Buyer to (i) provide certain information to employees regarding the Buyer’s (or any of its Subsidiaries’) employee benefit plans (to the extent such plans will be made available to employees) and employee orientation sessions (with such sessions to be held during scheduled work hours at times reasonably agreed to by the Company and the Buyer) and (ii) allow the Buyer to meet with the Company’s employees (either individually or in groups) during breaks, outside of scheduled work hours or as otherwise agreed to by the Company and the Buyer.
(b)The provisions of this Section 6.13 are solely for the benefit of the parties to this Agreement, and no provision of this Section 6.13 is intended to, or will, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no current or former employee or any other individual associated therewith will be regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof.  Nothing in this Section 6.13 or elsewhere in this Agreement will

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be construed to create a right in any employee to employment with the Buyer, the Company or any Affiliate of the Company and the employment of each Continuing Employee who is based within the United States will be “at will” employment.  Nothing in this Agreement will be deemed to limit the right of the Buyer to amend or terminate any employee benefit plan of the Buyer at any time.
Section 6.14Company Transaction Expenses; Company Change in Control Obligations.  If the Buyer or the Surviving Company or any of their Subsidiaries has any Liability for any Company Transaction Expenses, Payoff Indebtedness or Change in Control Payments that are not identified in the Closing Consideration Schedule, then Buyer shall be entitled to indemnification in accordance with Article 9 of any amounts necessary to satisfy such Liability, including any related Losses.
Section 6.15Tax Matters.
(a)The Company shall prepare, or cause to be prepared, and shall file or cause to be filed, all Tax Returns for the Company or its operations or assets required to be filed on or prior to the Closing Date.  Such Tax Returns shall be prepared in accordance with applicable Law and consistent with past practices of the Company.  Any such income or material Tax Return shall be provided to the Buyer for its review and comment a reasonable time period prior to the due date for filing, and the Company shall consider in good faith the Buyer’s reasonable comments (such review and comment not to reduce or prejudice the Buyer’s rights to indemnity pursuant to Article 9).
(b)For purposes of this Agreement, in the case of any Taxes that are payable for a taxable period that begins on or before and ends after the Closing Date (a “Straddle Period”), the portion of such Taxes that relate to the Pre-Closing Tax Period (i) in the case of any property or ad valorem Taxes, will be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of all other Taxes, will be deemed equal to the amount which would be payable as computed on a “closing of the books” basis if the relevant Tax period ended on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions computed as if the relevant Tax period ended on the Closing Date), other than with respect to property placed in service after the Closing Date, shall be allocated between the portion of the Tax period ending on the Closing Date and the portion of the Tax period after such date in proportion to the number of days in each such Tax period.
(c)The Buyer shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of the Company or the Surviving Company, as the case may be, required to be filed after the Closing Date.  All such Tax Returns of the Company which relate to a Pre-Closing Tax Period shall be prepared in a manner that is consistent with the past practices of the Company, unless otherwise required by applicable Law.  The Buyer shall provide each such material Tax Return for which the Buyer will make an indemnification claim and which relates to a Pre-Closing Tax Period to the Unitholder Representative, for the Unitholder Representative’s review and comment, at least fifteen (15) Business Days prior to the date on which such Tax Return is to be filed, the Buyer shall consider in good faith the reasonable comments of the Unitholder

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Representative to each such Tax Return, and the Buyer shall cause such Tax Return to be timely signed by the appropriate officer(s) of the Buyer or the Company, as the case may be.
(d)The Buyer and the Unitholder Representative shall cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns with respect to the Company, and any audit, examination, or other administrative or judicial Proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment with respect to Taxes of or attributable to the Company or its operations (a “Tax Contest”).  Such cooperation shall include taking all commercially reasonable and legally permissible actions to minimize the amount of any applicable Tax, including by obtaining and providing appropriate forms, retaining and providing records and information that are reasonably relevant to any such Tax Return or Tax Contest, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.  The Buyer shall promptly notify the Unitholder Representative in writing upon receipt by the Buyer or the Company of any written notice of a Tax Contest that could give rise to a claim for indemnification under Article 9.  Notwithstanding anything to the contrary herein, the Buyer shall determine and control the conduct of any Tax Contest.  To the extent such Tax Contest relates to the Pre-Closing Tax Period, the Unitholder Representative shall be entitled, at its expense, to participate in, but not to determine or control the conduct of, such Tax Contest, and the Buyer shall not settle such Tax Contest in a manner that would be adverse to the Unitholders without the prior written consent of the Unitholder Representative, which shall not be unreasonably withheld, conditioned or delayed.  To the extent of any conflict between this Section 6.15(d) and any other provision of this Agreement, this Section 6.15(d) shall govern with respect to Tax Contests.
(e)At the discretion of the Buyer, any Tax sharing, indemnification or allocation agreement, arrangement, practice or policy to which the Company is a party or by which it is bound shall be terminated as of the Closing Date, and the Company shall have no Liability or obligation pursuant thereto.
Section 6.16280G Payments.  Promptly following the execution of this Agreement, the Company shall obtain and deliver to the Buyer a Parachute Payment Waiver from each “disqualified individual” (within the meaning of Section 280G of the Code).  Promptly following the delivery of the Parachute Payment Waivers to the Buyer (but in no event less than three (3) Business Days prior to the Closing), the Company shall submit to the Company Members for approval (in a manner reasonably satisfactory to the Buyer), by such number of Company Members as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments,” within the meaning of Section 280G(b)(2) of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by the Buyer, such approval not to be unreasonably withheld, conditioned or delayed), such that such Section 280G Payments shall not be deemed to be Section 280G Payments, and prior to the Effective Time the Company shall deliver to the Buyer certification that (a) a Company Member vote was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite Company Member approval was obtained with respect to any Section 280G Payments that were subject to the Company Member vote (the “280G Member Approval”) or (b) that the 280G Member Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute

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Section 280G Payments, pursuant to the Parachute Payment Waivers and/or benefits duly executed by the affected individuals prior to the solicitation of the Company Member vote pursuant to this Section 6.16.
Section 6.17Preparation of Registration Statement.
(a)As promptly as practicable after the execution of this Agreement, Buyer shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in connection with the registration under the Securities Act of shares of Buyer Common Stock that are included in the Stock Consideration (collectively, the “Registration Statement Securities”).  Each of the Buyer and the Company shall use its reasonable best efforts to cause the Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby.  Buyer also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action.  Each of the Buyer and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, a current report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of the Buyer, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”).
(b)To the extent not prohibited by Law, the Buyer will advise the Company, reasonably promptly after the Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.  To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Registration Statement and any Offer Document each time before any such document is filed with the SEC, and the Buyer shall give reasonable and good faith consideration to any comments made by the Company and its counsel.  To the extent not prohibited by Law, the Buyer shall provide the Company and their counsel with (A) any comments or other communications, whether written or oral, that the Buyer or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of the Buyer to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC (to the extent permitted by the SEC).

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(c)Each of the Buyer and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at each time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading.
(d)If at any time prior to the Effective Time any information relating to the Company, the Buyer or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or the Buyer, which is required to be set forth in an amendment or supplement to the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC.
Section 6.18Further Actions.  Upon the request of any party to this Agreement, the other parties will execute and deliver such instruments and other documents and will take any other actions as the requesting party may reasonably request for the purposes of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.
Section 6.19Indemnification of Officers and Managers.  The Surviving Company Charter and the Surviving Company LLC Agreement shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present managers and officers (the “Indemnified Company Officers and Managers”) than are set forth in the Company Certificate of Organization and the Company Operating Agreement as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such Indemnified Company Officers and Managers.  On or before the Closing Date, the Company shall obtain, at the Company’s expense, a non-cancelable runoff insurance policy for a period of not less than six years after the Closing Date to provide insurance coverage (which coverage shall be at least as favorable to the insureds as the coverage now in effect) for events, acts or omissions occurring on or prior to the Closing Date for all Persons who were managers or officers of the Company on or prior to the Closing Date (the “Tail Policy”).
ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE
Section 7.1Conditions to the Buyer’s Obligation.  The Buyer’s obligation to consummate the Merger and the other transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may, to the extent permitted by applicable Law, be waived by the Buyer in writing, in whole or in part):
(a)the Company’s Fundamental Representations set forth in this Agreement must have been true and correct in all respects as of the date of this Agreement and must be true and correct

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in all respects as of the Closing Date as though made on the Closing Date, except to the extent any such Fundamental Representations are specifically made as of a particular date, in which case such Fundamental Representations must be true and correct as of the specified date.  Each of the other representations and warranties of the Company set forth in Article 4 (subject to all qualifications as to materiality or Material Adverse Effect set forth therein) must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent any such representations and warranties are specifically made as of a particular date, in which case those representations and warranties must be true and correct as of the specified date;
(b)all of the covenants and obligations that the Company is required to perform or to comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations);
(c)each of the Governmental Authorizations and third party consents identified in Section 4.3 of the Disclosure Schedule as a Governmental Authorization or third-party consent that is required to be obtained as a condition to Closing must have been obtained and must be in full force and effect;
(d)there must not be in effect, published, introduced or otherwise formally proposed any Law or Judgment, and there must not have been commenced or threatened any Proceeding, that in any case could (i) prohibit, prevent, make illegal, delay or otherwise interfere with the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements, (ii) cause any of the transactions contemplated by this Agreement or any of the Ancillary Agreements to be rescinded following consummation, (iii) affect adversely the right of the Buyer to control the Surviving Company and the Company or (iv) affect adversely the right of the Buyer or any of its Affiliates to own their respective assets and to operate their respective businesses;
(e)since the date of this Agreement, there has not been a Material Adverse Effect nor is a Material Adverse Effect reasonably likely to occur;
(f)the Company shall have delivered each of the Closing deliverables pursuant to Section 3.2(a);
(g)all of the Key Operators shall have each executed Buyer’s customary confidential information invention assignment agreement or similar agreement with the Buyer or one of its Subsidiaries, which shall remain effective as of the Closing;
(h)the Company shall have delivered to the Buyer documentation, notification and evidence with respect to the Section 280G Payments required by Section 6.16;
(i)the Company shall have received the Company Member Approval from the Requisite Company Members;

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(j)all outstanding loans made by the Company to employees of the Company shall be paid in full with evidence of such payment delivered to the Buyer in a form reasonable satisfactory to the Buyer;
(k)the Company shall have delivered documentation satisfactory to the Buyer evidencing The Tuttle Twins Holding Co., LLC’s ownership of the intellectual property rights licensed to the Company pursuant to the Tuttle Twins License;
(l)the Company shall have delivered documentation satisfactory to the Buyer evidencing the Company’s ownership of and/or right to use all Company Intellectual Property, including all Owned Intellectual Property; and
(m)the Company shall have purchased the Tail Policy.
Section 7.2Conditions to the Company’s Obligation.  The Company’s obligation to consummate the Merger and the other transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may, to the extent permitted by applicable Law, be waived by the Company in writing, in whole or in part):
(a)the Buyer’s and the Merger Sub’s representations and warranties set forth in Article 5 (disregarding all qualifications and limitations as to materiality as set forth therein) must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent any such representations and warranties are specifically made as of a particular date, in which case those representations and warranties must be true and correct as of the specified date;
(b)all of the covenants and obligations that the Buyer is required to perform or to comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations);
(c)there must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement;
(d)the Buyer shall have delivered each of the Closing deliverables pursuant to Section 3.2(b).
Section 7.3Condition to Each Party’s Obligation.  Each party’s obligation to consummate the Merger and the other transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may, to the extent permitted by applicable Law, be waived by both parties in writing, in whole or in part):
(a)Buyer shall have filed the Registration Statement with the SEC in accordance with Section 6.17; and

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(b)the Registration Statement shall have become effective, and shall not be the subject of any stop order suspending the effectiveness of the Registration Statement nor shall Proceedings for that purposes have been threatened.
ARTICLE 8

TERMINATION AND AMENDMENT
Section 8.1Termination Events.  This Agreement may, by written notice given before or at the Closing, be terminated:
(a)by mutual consent of the Buyer and the Company;
(b)by the Buyer if there has been a breach of any of the Company’s representations, warranties or covenants contained in this Agreement resulting in the failure of a condition set forth in Section 7.1(a) or Section 7.1(b), and which breach has not been cured or cannot be cured within thirty (30) days after the notice of the breach from the Buyer;
(c)by the Company if there has been a breach of any of the Buyer’s representations, warranties or covenants contained in this Agreement resulting in the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), and which breach has not been cured or cannot be cured within thirty (30) days after the notice of breach from the Company;
(d)by either the Buyer or the Company if any Governmental Authority of competent jurisdiction has issued a nonappealable final Judgment or taken any other nonappealable final action or enacted, issued or promulgated any applicable Law, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement; or
(e)by either party if the Closing has not occurred (other than through the failure of such party to comply fully with its obligations under this Agreement) on or before 120 days from the date of this Agreement (the “Outside Date”); provided, however, that this provision shall not be available (i) to the Buyer if the Buyer’s failure to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to the Outside Date, or (ii) to the Company if the Company’s failure to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to the Outside Date.
Section 8.2Effect of Termination.  Each party’s rights of termination under Section 8.1 are in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such rights of termination is not an election of remedies.  If this Agreement is terminated pursuant to Section 8.1, all obligations of the parties under this Agreement terminate, and there shall be no Liability to any party hereunder in connection with the Agreement or the Merger, except that (a) the provisions of Section 4.26, Section 6.6, Section 6.7, Section 6.8, this Section 8.2 and Article 10 will remain in full force and survive any termination of this Agreement and (b) if this Agreement is terminated by a party because of the material breach of this Agreement by another party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations

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under this Agreement, then the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.
ARTICLE 9

INDEMNIFICATION
Section 9.1Survival.  All representations and warranties contained in this Agreement and any certificate delivered pursuant to this Agreement will survive the Closing, until 18 months following the Closing Date; provided, however the representations and warranties set forth in Section 4.1 (Organization and Good Standing), Section 4.2 (Authority and Enforceability; Required Vote), Section 4.3 (No Conflict), Section 4.4 (Capitalization and Ownership), Section 4.12 (Intellectual Property), Section 4.14 (Tax Matters) and Section 4.26 (Brokers and Finders) (the “Fundamental Representations”) will survive indefinitely.  All of the covenants, agreements and obligations of the parties contained in this Agreement will survive (x) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (y) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations for such matters.  Any claims related to fraud shall survive up to the applicable statute of limitations, subject to any applicable tolling.
Section 9.2Indemnification.
(a)Subject to the limitations expressly set forth in this Article 9, from and after the Closing Date, the Key Operators, severally and not jointly (in accordance with their Key Operator Relative Shares) shall indemnify and hold harmless the Buyer and its Affiliates, including for this purpose the Surviving Company and its respective managers, officers, employees, agents, consultants, advisors, Representatives and Affiliates (collectively, the “Indemnified Parties”) from and against any and all Losses incurred or suffered by the Indemnified Parties directly or indirectly arising out of, relating to or resulting from any of the following:
(i)any inaccuracy in or breach of any representation or warranty of the Company contained in this Agreement or in any certificate delivered by the Company in connection with this Agreement (in each case, other than with respect to any Fundamental Representations);
(ii)any inaccuracy in or breach of any Fundamental Representations;
(iii)any breach of any covenant of the Company contained in this Agreement;
(iv)any breach of any covenant or agreement applicable to a Unitholder in or pursuant to this Agreement or any Ancillary Agreement or any breach of any representation or warranty of any Unitholder in any Ancillary Agreement;
(v)indemnification, advancement of expenses and exculpation of former or present managers and officers of the Company for events, acts or omissions occurring on or prior to the Closing Date;

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(vi)except as already addressed in Section 9.2(a)(vi) above, any inaccuracies in the Closing Consideration Schedule;
(vii)except to the extent taken into account in the calculation of the Closing Merger Consideration, (A) any Taxes of the Company with respect to any Pre-Closing Tax Period, including any Transaction Payroll Taxes, (B) any Taxes of the Company with respect to the pre-Closing portion of any Straddle Period, as allocated and determined pursuant to Section 6.15(b), (C) any Taxes for which the Company is liable relating to any member of an affiliated group to the extent attributable to the Company having filed a Tax Return on a consolidated, combined or unitary basis, and (D) any Taxes of any Person imposed on the Company or the Surviving Company arising under the principles of transferee or successor liability or by Contract, which Taxes relate to an event or transaction occurring before the Closing Date;
(viii)any fraud on the part of the Company or the Unitholders;
(ix)any Proceedings, demands or assessments incidental to any of the matters set forth in Section 9.2(a)(i) through Section 9.2(a)(viii) above; and
(x)any legal Proceedings by any then-current or former holders or alleged then-current or former holders of any equity interests of the Company (including any predecessors), arising out of, resulting from or in connection with any alleged breach of fiduciary duty or the allocation of the Closing Merger Consideration.
(b)Notwithstanding anything to the contrary in this Agreement or any of the Ancillary Agreements, all of the representations and warranties, covenants, and agreements set forth in this Agreement or any certificate or schedule that are so qualified as to “material”, “materiality”, “material respects”, “Material Adverse Effect” or words of similar import or effect shall be deemed to have been made without such qualification for purposes of determining (i) whether a misrepresentation or breach of any such representation or warranty has occurred and (ii) the amount of Losses resulting from, arising out of or relating to any such misrepresentation or breach of such representation or warranty.  The Indemnifying Parties (including any officer or manager of the Company prior to the Closing) shall not have any right of contribution, indemnification or right of advancement from the Buyer, the Surviving Company, or any Indemnified Party with respect to any Losses claimed by an Indemnified Party, whether by virtue of any contractual or statutory right of indemnity or otherwise, and all claims to the contrary are hereby waived and released.  Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Losses under this Article 9 notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Losses prior to the Closing or waived any condition to the Closing related thereto.
(c)Subject to the other applicable provisions regarding indemnification contained in this Article 9, if it is finally determined pursuant to Section 9.3 that the Key Operators are obligated to reimburse or compensate the Indemnified Parties for any Losses in connection with a claim by any of the Indemnified Parties under Section 9.2(a), then indemnification for such Losses shall, subject to the applicable limitations, if any, set forth in this Article 9, be satisfied within 15 Business Days of such final determination by payment in Cash from the Key Operators, severally

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and not jointly (in accordance with their Key Operator Relative Shares), by wire transfer of immediately available funds.
Section 9.3Claims for Indemnification.
(a)An Indemnified Party that seeks indemnity under this Article 9 will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) containing (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonably detailed explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party and (iii) a demand for payment of those Losses, provided, that in order to be valid any such Claim Notice must be delivered to the Unitholder Representative on or prior to the expiration of any applicable representations, warranties, covenants, agreements and obligations as set forth in Section 9.1.  Within 20 days after delivery of a Claim Notice, the Indemnifying Party may deliver to the Indemnified Party a written response in which the Indemnifying Party will either (i) agree that the Indemnified Party is entitled to receive payment of all of the Losses at issue in the Claim Notice or (ii) dispute the Indemnified Party’s entitlement to indemnification by delivering an notice of objection (the “Objection Notice”) setting forth in reasonable detail each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.  If the Indemnifying Party fails to take either of the foregoing actions within 20 days after delivery of the Claim Notice, then the Indemnifying Party will be deemed to have irrevocably accepted the Claim Notice.  If the Indemnifying Party delivers an Objection Notice to the Indemnified Party, then the Buyer and the Unitholder Representative will attempt in good faith, for a period of 20 days from the Buyer’s receipt of the Objection Notice, to agree to the amount of the Losses at issue in the Claim Notice.  Any resolution by the Buyer and the Unitholder Representative during such 20 day period as to any or all of the Losses at issue in the Claim Notice will be final and binding with respect to such Losses.  With respect to Losses at issue in the Claim Notice which are not resolved by the end of 20 day period, the amount of such Losses at issue in the Claim Notice (less the amount, if any, acknowledged in the Objection Notice by the Indemnifying Party as due the Indemnified Party), will be treated as a disputed claim to be settled pursuant to Section 10.12.
(b)In the event the Buyer becomes aware of a third-party claim which it believes may result in a demand against the Company, the Buyer shall have the right in its sole discretion to conduct the defense of and to settle or resolve such third-party claim and the costs and expenses incurred by the Buyer in connection with such defense, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Losses for which the Buyer shall be entitled to receive indemnification pursuant to a claim made hereunder.  The Unitholder Representative shall have the right to receive copies of all pleadings, notices and communications with respect to such third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Parties, subject to execution by the Unitholder Representative of the Buyer’s (and, if required, such third party’s) standard non-disclosure agreement to the extent that such materials contain confidential or propriety information.
(c)An Indemnified Party shall have the right in its sole discretion to settle any such third-party claim; provided, however, that in order to be indemnified for any Losses related to such

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third-party claim, such Indemnified Party must have filed a Claim Notice pursuant to Section 9.3(a), and the Unitholder Representative shall have the opportunity to object to such Claim Notice pursuant to Section 9.3(a).  In the event that the Unitholder Representative has consented to any such settlement, the Unitholder Representative shall have no power or authority to object to the amount of any claim by such Indemnified Party against the Company for indemnity with respect to such settlement, unless such claim is in an amount in excess of any amount consented to by the Unitholder Representative.  However, in the event that the Unitholder Representative has not consented to any such settlement, then such settlement shall not be conclusive evidence of the amount of Losses incurred by the Indemnified Party in connection with such claim or Proceeding.
(d)For purposes of this Section 9.3, any references to the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments) will be deemed to refer to the Unitholder Representative acting on behalf of the Indemnifying Party.
Section 9.4Limitations on Liability.
(a)The indemnification provisions set forth in this Article 9 shall be the sole and exclusive source of recovery for the Indemnified Parties for all claims directly or indirectly arising out of , relating to or resulting from this Agreement or the transactions contemplated by this Agreement except with respect to claims for Losses related to fraud or specific enforcement as described in Section 10.11.
(b)No Indemnified Party will be entitled to indemnification pursuant to Section 9.2(a)(i), unless and until the aggregate Losses suffered or incurred by the Indemnified Parties that are subject to indemnification hereunder exceeds $190,017 (the “Deductible”), at which point the Indemnified Parties may recover the full extent of the Losses.  Notwithstanding the foregoing, such limitations shall not apply to damages resulting from a breach of Fundamental Representations, fraud or intentional misrepresentation.
(c)The aggregate maximum amount payable by Key Operators to the Indemnified Parties with respect to any and all Losses arising under Section 9.2(a)(i) (other than from fraud or intentional misrepresentation) shall not exceed an amount equal to $3,800,342 (the “General Cap”).
(d)Notwithstanding anything to the contrary in this Agreement, the Deductible and the General Cap limitations set forth in and above shall not apply with respect to any Loss arising from or related fraud or intentional misrepresentation or with respect to indemnification claims under Section 9.2(a)(iii), (iv), (v), (viii) , and (ix).
(e)The aggregate maximum indemnification obligation of the Key Operators for all Losses under this Agreement shall not exceed, in the aggregate, the total amount of Closing Merger Consideration received by each Key Operator, collectively, except for actual fraud committed by a Unitholder, which shall not be so limited with respect to such Unitholder.
(f)Notwithstanding anything to the contrary contained in this Agreement, and without limiting the effect of any other limitation contained in this Article 9, for purposes of computing the amount of any Losses incurred by any Indemnified Party under this Article 9 the amount of

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any Losses recoverable hereunder shall be reduced by an amount equal to the amount of any insurance proceeds that have been actually received by any Indemnified Party in connection with such Losses less any increase to the premiums of the applicable insurance policies.  Any Indemnified Party shall use its commercially reasonable efforts to recover under any reasonably applicable insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.
Section 9.5Adjustment to Closing Merger Consideration.  Each of the parties agrees to treat any payments under this Article 9 as an adjustment to the Closing Merger Consideration for all Tax purposes unless otherwise prohibited by applicable Law.
ARTICLE 10

GENERAL PROVISIONS
Section 10.1Unitholder Representative.
(a)By virtue of their approval and adoption of this Agreement and/or their execution and delivery to the Buyer of the Transmittal Letter, each Unitholder designates and appoints the Unitholder Representative, as such Unitholder’s agent and attorney-in-fact with full power and authority to act for and on behalf of such Unitholder.  No bond shall be required of the Unitholder Representative.  The Unitholder Representative undertakes to perform only the ministerial duties as are expressly set forth herein and no other duties and obligations (fiduciary or otherwise) shall be implied.  Without limiting the generality of the foregoing, the Unitholder Representative shall have full power, authority and discretion to (i) give and receive notices and communications, (ii) accept service of process on behalf of the Unitholders, (iii) accept, object to and negotiate adjustments to the Closing Merger Consideration pursuant to Article 9 and other applicable provisions of this Agreement, (iv) agree to, negotiate, and enter into settlements and compromises of, and to comply with Judgments of courts or other Governmental Authorities and awards of arbitrators, with respect to, any claims by any Indemnified Party against any Unitholder or by any Unitholder against any Indemnified Party, or any other dispute between any Indemnified Party and any Unitholder, in each case relating to this Agreement or the transactions contemplated by this Agreement, and (v) take all actions that are either necessary or appropriate in the judgment of the Unitholder Representative for the accomplishment of the foregoing, or specifically mandated by the terms of this Agreement; provided, however, that the Unitholder Representative shall have no obligation to act on behalf of any Unitholder, except as expressly provided herein, and for purposes of clarity, there are no obligations of the Unitholder Representative in any Ancillary Agreement or the Disclosure Schedule.  The Unitholder Representative shall be permitted to communicate with the Unitholders, including in electronic form.  Notices or communications to or from the Unitholder Representative constitute notice to or from each of the Unitholders for all purposes under this Agreement.
(b)The Unitholder Representative may delegate its authority as Unitholder Representative to any one (but not more than one) of the Unitholders for a fixed or indeterminate period of time upon not less than ten (10) Business Days’ prior written notice to the Buyer in accordance with Section 10.2.  In the event of the (i) resignation, death or incapacity of the Unitholder Representative or (ii) the removal of the Unitholder Representative by the Unitholders

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whose interests in the aggregate equal not less than a majority of the Closing Merger Consideration, a successor Unitholder Representative will be elected promptly by such Unitholders, and the Unitholders will so notify the Buyer.  Each successor Unitholder Representative has all of the power, authority, rights and privileges conferred by this Agreement upon the original Unitholder Representative, and the term “Unitholder Representative” as used in this Agreement includes any successor Unitholder Representative.
(c)A decision, act, consent or instruction of the Unitholder Representative constitutes a decision of all the Unitholders and is final, binding and conclusive upon the Unitholders, and the Buyer and any Indemnified Party may rely upon any such decision, act, consent or instruction of the Unitholder Representative as being the decision, act, consent or instruction of the Unitholders.  The Buyer is hereby relieved from any Liability to any Person for any acts done or omissions by the Buyer in accordance with such decision, act, consent or instruction of the Unitholder Representative.  Without limiting the generality of the foregoing, the Buyer is entitled to rely, without inquiry, upon any document delivered by the Unitholder Representative as being genuine and correct and having been duly signed or sent by the Unitholder Representative.
(d)The Unitholder Representative (and its members, managers, directors, officers, agents and employees) will have no Liability to any Person for any act done or omitted under this Agreement as the Unitholder Representative while acting in good faith and not in a manner constituting gross negligence or willful misconduct, and any act done or omitted pursuant to the advice of counsel, accountants or other Persons retained by the Unitholder Representative will be conclusive evidence of such good faith.  The Unitholder Representative may act in reliance upon any signature believed by it to be genuine and may reasonably assume that such Person has proper authorization to sign on behalf of the applicable Person.  No provision of this Agreement or any of the transactions contemplated hereby shall require the Unitholder Representative to expend or risk its own funds or otherwise incur any financial Liability in the exercise or performance of any of its powers, rights, duties or privileges under this Agreement or any of the transactions contemplated hereby.
(e)The Key Operators will severally indemnify and hold harmless the Unitholder Representative and its members, managers, directors, officers, agents and employees from and against any Losses the Unitholder Representative or its members, managers, directors, officers, agents and employees may suffer arising out of or in connection with the Unitholder Representative’s execution and performance of this Agreement, or otherwise in connection with acting as the Unitholder Representative, in each case as such Losses are incurred.
(f)The Key Operators will reimburse, based on their respective Adjusted Percentage Interests, the Unitholder Representative for Losses, professional fees and expenses of any attorney, accountant or other advisors retained by the Unitholder Representative and other reasonable out-of-pocket expenses incurred by the Unitholder Representative in connection with the performance of the Unitholder Representative’s duties under this Agreement.  Any such Losses, fees and expenses shall be recovered directly from the Unitholders, severally and not jointly, based on their respective Adjusted Percentage Interests.
(g)The grant of immunities and rights to indemnification by the Unitholders to the Unitholder Representative pursuant to this Section 10.1 is coupled with an interest, is in

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consideration of the mutual covenants made in this Agreement, is irrevocable, and may not be terminated by the act of any Unitholder or by operation of Law, whether upon the death, illness, dissolution, disability, incapacity or other inability to act of the Unitholder Representative, or by the occurrence of any other event and shall survive the resignation or removal of the Unitholder Representative and the Closing and/or any termination of this Agreement.
(h)To the extent the Unitholder Representative receives documents, spreadsheets or other forms of information from any party and the Unitholder Representative is required to deliver any such document, spreadsheet or other form of information to another party, the Unitholder Representative shall not be responsible for the content of such materials, nor shall the Unitholder Representative be responsible for confirming the accuracy of any information contained in such materials or reconciling the content of any such materials with any other documents, spreadsheets or other information.
Section 10.2Notices.  All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by electronic mail (if provided below) or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses and marked to the attention of the individual (by name or title) designated below (or to such other address or individual as a party may designate by notice to the other parties):

If to the Company:

2601 North Canyon Road
Provo, Utah 84604
Attn: Daniel Harmon
Email: [***]

with a copy (which will not constitute notice) to:

Bogh Entertainment Consulting
1500 Eagle Ridge Run
Bel Air, Maryland 21014
Attn: Justin Bogh
Email: [***]

If to the Unitholder Representative:

2601 North Canyon Road
Provo, Utah 84604
Attn: Daniel Harmon
Email: [***]

If to the Buyer:

Angel Studios, Inc.
295 West Center St.

1754686676.2

Provo, Utah 84601
Attn: Scott Klossner, Chief Financial Officer; Glen Nickle, Chief Legal Officer
Email: [***]; [***]

with a copy (which will not constitute notice) to:

Mayer Brown LLP
201 South Main Street, Suite 1100
Salt Lake City, Utah 84111
Attn: Mark Bonham; Sam Gardiner
Email: [***]; [***]

Section 10.3Amendment.  This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party hereto.  Any amendment of this Agreement signed by the Unitholder Representative is binding upon and effective against each Unitholder regardless of whether or not such Unitholder has in fact signed such amendment.
Section 10.4Waiver.  The parties may (a) extend the time for performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained in this Agreement.  Any such extension or waiver by any party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the waiver or extension is to be effective.  Any such extension or waiver signed by the Unitholder Representative is binding upon and effective against each Unitholder regardless of whether such Unitholder has in fact signed the extension or waiver.  No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver.  No failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy.
Section 10.5Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement.  Notwithstanding the foregoing, the Confidentiality Agreement will remain in effect in accordance with its terms as provided in Section 6.7(a).
Section 10.6Assignment and Successors.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, except that no party may assign this Agreement or any rights hereunder without the prior written consent of the other parties; provided, however, the Buyer may at any

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time assign its rights or obligations under this Agreement to any Affiliate of the Buyer so long as the Buyer remains fully responsible for the performance of the assigned obligation.  Except to the extent expressly provided in this Agreement, no provision of this Agreement is intended or will be construed to confer upon any Person other than the parties to this Agreement and their respective heirs, successors and permitted assigns any right, remedy or claim under or by reason of this Agreement.
Section 10.7Severability.  If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.
Section 10.8Exhibits and Schedules.  The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement.  The Disclosure Schedule is arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 4, as applicable.  The disclosure in any section or paragraph of the Disclosure Schedule qualifies other sections and paragraphs in this Agreement only to the extent it is reasonably apparent in the description of such disclosure that it is applicable to such other sections and paragraphs.
Section 10.9Interpretation.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.
Section 10.10Governing Law.  All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement, the Exhibits and the Disclosure Schedule shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 10.11Remedies and Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  The parties accordingly agree that, in addition to any other remedy to which they are entitled, the parties are entitled to seek injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement.  Each party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.
Section 10.12Jurisdiction.  Any action or Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement must be brought in the Court of Chancery of the State of Delaware, or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or Proceeding, in the federal courts of the United States of America located in New Castle County, Delaware.  Each of the parties knowingly,

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voluntarily and irrevocably submits to the exclusive jurisdiction of any such court in any such action or Proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum.
Section 10.13Waiver of Jury Trial.  EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.
Section 10.14Counterparts.  The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement.  This Agreement is effective upon delivery of one executed counterpart from each party to the other parties.  The signatures of all parties need not appear on the same counterpart.  The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

[Signature Page Follows]

1754686676.2

IN WITNESS WHEREOF, The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

BUYER:

ANGEL STUDIOS, INC.

By: /s/ Scott Klossner
Name: Scott Klossner
Title: Chief Financial Officer

MERGER SUB:

ANGEL TUTTLE MERGER SUB, LLC

By: /s/ Patrick Reilly
Name: Patrick Reilly
Title: Authorized Person

Signature Page to Agreement and Plan of Merger

1754686676.2

IN WITNESS WHEREOF, The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

COMPANY:

TUTTLE TWINS SHOW, LLC

By: /s/ Daniel HarmonName: Daniel HarmonTitle: President

Signature Page to Agreement and Plan of Merger

1754686676.2

ACCEPTANCE AND AGREEMENT OF UNITHOLDER REPRESENTATIVE

The undersigned, being the Unitholder Representative appointed in Section 10.1 of the foregoing Agreement, agrees to serve as the Unitholder Representative and to be bound by the terms of the Agreement pertaining to that role as of the date indicated in the first sentence of this Agreement.

DANIEL HARMON,
acting solely in its capacity as Unitholder Representative

By: /s/ Daniel Harmon
Name: Daniel Harmon, an individual

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